Exhibit 10.1

MASTER DEFINITIONS AGREEMENT

27 APRIL 2012

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

(TRADING AS RABOBANK INTERNATIONAL) LONDON BRANCH

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

and

NIEUW AMSTERDAM RECEIVABLES CORPORATION

and

COOPERAGE RECEIVABLES FINANCE B.V.

and

STICHTING COOPERAGE RECEIVABLES FINANCE HOLDING

and

GREIF COORDINATION CENTER BVBA

and

GREIF, INC.

and

THE ORIGINATORS AS DESCRIBED HEREIN

and

TRUST INTERNATIONAL MANAGEMENT (T.I.M.) B.V

Allen & Overy LLP

This MASTER DEFINITIONS AGREEMENT is made on 27 April 2012

BETWEEN:

(1)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH, a cooperative with limited liability (coöperatie met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands and its registered office at Croeselaan 18, 3521 CB Utrecht, The Netherlands acting through its office at Thames Court, One Queenhithe, London, EC4V 3RL, the United Kingdom, acting in its capacity as facility agent, funding administrator, committed purchaser, Main SPV account bank and Main SPV administrator (the Facility Agent, Funding Administrator, Committed Purchaser, Main SPV Account Bank and Main SPV Administator);

(2)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., a cooperative with limited liability (coöperatie met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands and its registered office at Croeselaan 18, 3521 CB Utrecht, The Netherlands acting in its capacity as Italian intermediary (the Italian Intermediary);

(3)	NIEUW AMSTERDAM RECEIVABLES CORPORATION, a corporation organised under the laws of the State of Delaware, having its registered office at c/o Global Securitization Services, LLC, 68 South Service Road, Suite 120, Melville, New York 11747, U.S.A., acting as conduit purchaser (the Conduit Purchaser);

(4)	COOPERAGE RECEIVABLES FINANCE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165, 1043 BW Amsterdam, The Netherlands acting as main SPV (the Main SPV);

(5)	STICHTING COOPERAGE RECEIVABLES FINANCE HOLDING, a foundation (stichting) established under the laws of The Netherlands having its statutory seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands in its capacity as Shareholder;

(6)	GREIF COORDINATION CENTER BVBA, a company incorporated under Belgian law, registered with the register of legal entities (RPM/RPR) under the number 0438.202.052, Commercial Court of Antwerp, Belgium, whose registered office is at Beukenlei 24, 2960 Brecht, Belgium acting in its capacity as subordinated lender, onward seller, originator agent and servicer (Greif CC, Subordinated Lender, Belgian Intermediary, Originator Agent and Servicer); and

(7)	GREIF, INC., a corporation incorporated under the laws of the state of Delaware whose registered office is 425 Winter Road, Delaware, Ohio 43015, United States of America acting as performance indemnity provider (the Performance Indemnity Provider);

(8)	The entities set out in Schedule 1 (the Originators); and

(9)	TRUST INTERNATIONAL MANAGEMENT (T.I.M.) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands in its capacity as Main SPV’s Director and Shareholder’s Director.

WHEREAS:

(A)	The Greif Group has initiated a trade receivables securitisation programme with Rabobank International pursuant to which:

(i)	each Originator will sell, assign and transfer Receivables to an Intermediary in accordance with the relevant Originator Receivables Purchase Agreement;

(ii)	each Intermediary will onsell, assign and transfer those Receivables acquired by it to the Main SPV in accordance with the relevant Intermediary Receivables Purchase Agreement; and

(iii)	the Main SPV will onsell, assign and (if required by the Funding Purchasers) transfer those Receivables acquired by it to a Funding Purchaser in accordance with the Nieuw Amsterdam Receivables Purchase Agreement.

(B)	In connection with the Programme, the parties have agreed that certain definitions and common provisions in the Transaction Documents will be set out in this master definitions agreement.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The parties hereto agree that this is the Master Definitions Agreement for the purposes of the Transaction Documents, and that the following expressions have the following meanings in the Transaction Documents, unless the context otherwise requires:

Adjusted Net Receivables Balance means the Net Receivables Balance less the Unpaid Balance of such Eligible Receivables as will ensure that:

(a)	the weighted average term of Eligible Receivables included in the Net Receivables Balance is less than 90 days; and

(b)	the aggregate nominal amount of Eligible Receivables included in the Net Receivables Balance which are the subject of any set-off exercised by a Debtor does not at any time exceed 2% of the Net Receivables Balance.

Administration Agreement means the administration agreement dated on or about the date of this Agreement between the Main SPV, the Facility Agent, the Main SPV Account Bank and the Main SPV Administrator;

Adverse Claim means any ownership interest, charge, encumbrance, proprietary or security interest, right of retention, retention of title, lien or privilege or other right or claim in, over or on any person’s assets or properties in favour of any other person (but excluding the rights of a Debtor under any Contract in respect of the use or possession of goods the subject of such Contract and the rights and interests of the Main SPV, the Funding Administrator, the Funding Purchasers and the Facility Agent under the Transaction Documents);

Aggregate DPP means the aggregate of all Deferred Purchase Price amounts payable by the Funding Purchasers to the Main SPV with respect to the Purchased Receivables;

Aggregate Invested Amount means, on any date of determination, the aggregate outstanding Invested Amounts (expressed in Base Currency) in respect of the Investments (and all Tranches thereof) under the Nieuw Amsterdam Receivables Purchase Agreement;

Aggregate Outstanding Amount means, at any time, the aggregate of the Nominal Amounts of all outstanding Purchased Receivables under the Nieuw Amsterdam Receivables Purchase Agreement;

Alternate Rate means, for any Tranche during any Tranche Period, a rate per annum equal to the sum of the Applicable Margin in respect of a Eurocurrency Tranche plus the Eurocurrency Rate for such Tranche Period;

Applicable Conversion Rate means, for the purpose of conversion on any day on which such conversion is required to be made pursuant to any Transaction Document of any amount denominated in an Approved Currency other than the Base Currency into the Base Currency, the spot rate of exchange as displayed on the appropriate page of the Reuters Screen or Bloomberg Screen, equal to the mid closing rates released on the immediately preceding Business Day as determined by the Funding Administrator on the day on which any such calculation is to be made pursuant to such Transaction Document;

Applicable Margin means (i) in respect of a CP Rate, 1.30 per cent. per annum; and (ii) in respect of a Eurocurrency Tranche 1.65 per cent. per annum;

Approved Currency means EUR, NOK, SEK, DKK and GBP;

Approved Jurisdiction means Belgium, Denmark, England and Wales, Finland, France, Germany, Italy, The Netherlands, Norway, Portugal, Republic of Ireland, Spain, Sweden and Switzerland;

Assignment and Acceptance means an assignment and acceptance agreement entered into by the Main SPV, an Eligible Assignee and the Facility Agent pursuant to which such Eligible Assignee may become a party to the Nieuw Amsterdam Receivables Purchase Agreement;

Attributable Debt means as of the date of determination thereof, without duplication, (a) in connection with a Sale and Leaseback Transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease and (b) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP;

Available Collections means, in respect of a Purchased Receivable, an amount in the Approved Currency in which such Purchased Receivable is denominated equal to the aggregate of (i) any Collections credited to the Master Collection Account which have not been reinvested or transferred to the Main SPV Operating Account, and (ii) any other Collections in such Approved Currency due and payable by the relevant Originator to an Intermediary Purchaser and/or by such Intermediary Purchaser to the Main SPV, as applicable (including, for the avoidance of doubt, any cash payments due in connection with Deemed Collections) in each case, allocated to that Purchased Receivable in accordance with the Cleared Invoice Allocation;

Backup Servicer means the Person appointed by the Main SPV, the Funding Administrator and the Facility Agent as backup servicer in accordance with the terms of the Servicing Agreement;

Belgian Collection Bank Account Pledge Agreement means the bank account pledge agreement dated on or about the Closing Date between Greif CC as pledgor and the Main SPV as pledge and creating, inter alia, a right of pledge of over the Belgian Master Collection Account;

Belgian Master Collection Account means the master collection account held by Greif CC set out in Schedule 1 to the Servicing Agreement;

Base Currency means euro;

Belgian Intermediary means Greif CC in its capacity as purchaser under the Greif CC Receivables Purchase Agreement;

Belgian Originators means the Originators that are located in Belgium as set out in Schedule 1, and Belgian Originator means any of them as the context may require;

Belgian Receivables means the Receivables originated by a Belgian Originator and governed by Belgian law;

Beneficial Owner shall have the meaning assigned thereto in Rule 13d-3 of the SEC under the Exchange Act as in effect on the date hereof;

Bloomberg Screen means a page of the Bloomberg service or of any other medium for the electronic display of data as may be previously approved in writing by the Funding Administrator and the Main SPV;

Business Day or business day means:

(a)	in relation to the delivery of a notice or report under the Transaction Documents, a day other than a Saturday, Sunday or public holiday in either the country from which the notice or report is being sent or the country to which the notice or report is being delivered; and

(b)	for any other purpose, a day (other than Saturday or Sunday) on which banks are open for business in The Netherlands and Belgium, and

(i)	in relation to any date for payment or purchase of a currency other than the Base Currency, a day (other than Saturday or Sunday) on which banks are open for business in the principal financial centre of the country of that currency; or

(ii)	in relation to any date for payment in the Base Currency, the purchase of the Base Currency, or any conversion into or from the Base Currency, any day on which the TARGET2 System (or any successor thereto) is operating credit or transfer instructions in respect of payments in Euro;

Capitalized Lease means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP;

Capitalized Lease Obligation means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP;

CET means Central European Time;

Change in Law means:

(a)	the adoption of any Law after the date of this Master Definitions Agreement;

(b)	any change in the Requirement of Law or in the interpretation, application or implementation thereof after the date of this Master Definitions Agreement; or

(c)	compliance by any Funding Purchaser, by any lending office of such Funding Purchaser or by such Funding Purchaser’s holding company, if any, with any request, guideline or directive (whether or not having the force of law) of any Official Body made or issued after the date of the Master Definitions Agreement;

Change of Control means:

(a)	in respect of Main SPV, the failure of the Shareholder to own, free and clear of any Adverse Claim and on a fully diluted basis, 100% of the outstanding shares of Voting Stock of Main SPV; and

(b)	in respect of any Greif Transaction Party (other than the Performance Indemnity Provider):

(A)	the Performance Indemnity Provider ceases for any reason to have the power, directly or indirectly, to direct or cause the direction of the management or policies of such Greif Transaction Party, whether through the ownership of Voting Stock, by contract, or otherwise; or

(B)	the Performance Indemnity Provider ceases for any reason to have the right, directly or indirectly, to elect all or the majority of the board of directors (or other Persons performing similar functions) of that Greif Transaction Party; or

(C)	the acquisition of, or otherwise obtaining control of, by any Person or group, (including any group acting for the purpose of acquiring, holding or disposing of securities, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination), of 50% or more of the total voting power of its Voting Stock then outstanding other than in circumstances where following such acquisition, the Performance Indemnity Provider directly or indirectly owns or controls 100% of the total voting power of such Greif Transaction Party’s Voting Stock; and

(c)	in respect of the Performance Indemnity Provider:

(A)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Permitted Investors) is or becomes (as a result of the acquisition or issuance of securities, by merger or otherwise) the Beneficial Owner, directly or indirectly, of more than 35% of the voting power with respect to the election of directors of all then outstanding voting Equity Interests of the Performance Indemnity Provider (other than as a result of a public primary registered equity offering by the Performance Indemnity Provider of new shares issued by the Performance Indemnity Provider in such offering), whether as a result of the issuance of securities of the Performance Indemnity Provider, any merger, consolidation, liquidation or dissolution of the Performance Indemnity Provider, any direct or indirect transfer of securities by the Permitted Investors or otherwise (for purposes of this clause (A), the Permitted Investors will be deemed to beneficially own any voting Equity Interests of a specified corporation held by a parent corporation so long as the Permitted Investors beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the voting Equity Interests of such parent corporation);

(B)	during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of the Performance Indemnity Provider (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Performance Indemnity Provider was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Performance Indemnity Provider then in office; or

(C)	the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Performance Indemnity Provider and its Subsidiaries (other than Soterra LLC), considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly owned Subsidiary or one or more Permitted Investors or a Person of which one or more of the Permitted Investors own more than 50% of the voting power) shall have occurred, or the Performance Indemnity Provider merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Investors; provided that the Performance Indemnity Provider is the surviving entity) or any other Person (other than one or more Permitted Investors or a Person of which one or more of the Permitted Investors own more than 50% of the voting power; and provided, further, that the Performance Indemnity Provider is the surviving entity) merges, consolidates or amalgamates with or into the Performance Indemnity Provider, in any such event pursuant to a transaction in which the outstanding voting Equity Interests of the Performance Indemnity Provider are reclassified into or exchanged for cash, securities or other property, other than any such transaction where: (i) the outstanding voting Equity Interests of the Performance Indemnity Provider are reclassified into or exchanged for other voting Equity Interests of the Performance Indemnity Provider or for voting Equity Interests of the surviving corporation, and (ii) the holders of the voting Equity Interests of the Performance Indemnity Provider immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting Equity Interests of the Performance Indemnity Provider or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction.

CIBOR means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for DKK) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Funding Administrator at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, at 11:00 a.m. London time on the relevant date for offering deposits in DKK for one month, and, if any such rate is below zero, CIBOR will be deemed to be zero;

Cleared Invoice Allocation means, in respect of the allocation of Collections, the allocation of funds received in respect of the Purchased Receivables from the relevant Debtors depending on the method of payment as follows:

(a)	in the case of bank transfers, if an automatic allocation to the relevant invoice can be made, Collections are allocated automatically to the relevant invoice on the date of upload of the bank statement corresponding to the date of receipt;

(b)	in the case of bank transfers, if an automatic allocation to the relevant invoice cannot be made, Collections are allocated on the date on which the manual allocation to the relevant invoice has been completed; and

(c)	in the case of Instruments of Debt that are cheques, bills of exchange and promissory notes received by the credit department of any of the Originators, Belgian Intermediary or the Master Servicer, Collections are allocated on the date on which such Instrument of Debt is delivered to the relevant bank;

Closing Date means 30 April 2012;

Collection means, with respect to a Purchased Receivable, all amounts received in respect of such Purchased Receivable (including any amount allocable to the VAT portion of such Receivable) including the following:

(a)	cash collections (where relevant including principal, interest, late payment and similar charges);

(b)	all other cash proceeds (including proceeds of the enforcement of Related Rights) with respect to such Purchased Receivable;

(c)	all Instruments of Debt;

(d)	all other amounts received or recovered in respect of such Purchased Receivable whether as a result of any claim, resale, redemption, other disposal or enforcement of any claim or judgment relating thereto or otherwise;

(e)	the amount of any Deemed Collections (for the avoidance of doubt including any Dilutions) in respect of such Purchased Receivable; and

(f)	all recoveries of VAT from any relevant tax authority relating to any Defaulted Receivable;

Collection Accounts means, in relation to each Originator, the accounts and the account banks where such accounts are held, each as set out in a schedule provided by the Master Servicer to Main SPV and the Funding Purchasers on the Closing Date and, in relation to the Master Servicer, the Master Collection Accounts;

Collection Account Pledge Agreements means the Belgian Collection Account Pledge Agreement, the Danish Collection Account Pledge Agreement and the English Collection Account Pledge Agreement;

Commercial Paper means commercial paper, money markets notes and other short term promissory notes issued by the Conduit Purchaser;

Commitment means, with respect to the Committed Purchaser:

(1)	during the Revolving Period:

(a)	EUR 145,000,000 for each Investment Date occurring in the months of April through to November of each year; and

(b)	EUR 125,000,000 for each Investment Date occurring in the months of December through to March of each year,

as such amount may be reduced or increased by any Assignment and Acceptance entered into by the Committed Purchaser in accordance with the terms of the Nieuw Amsterdam Receivables Purchase Agreement; and

(2)	after the Revolving Period ends, zero.

Committed Purchaser means Rabobank International, London Branch;

Common Terms means the provisions set out in Clauses 2 to 25 of this Agreement;

Concentration Limits means

(a)	the Maximum Debtor Limit;

(b)	the Maximum Jurisdiction Limit; and

(c)	a 10 per cent. limit on aggregate Eligible Receivables included in the Net Receivables Balance with original terms greater than 180 days but less than or equal to 365 days,

and Concentration Limit means any of them as the context may require;

Concentration Jurisdiction means France, Italy, the Netherlands, England and Wales, Belgium, Spain, Germany, Sweden, Switzerland, Portugal, Denmark, Finland, Norway and the Republic Ireland;

Conditions Precedent means the Initial Conditions Precedent and the Ongoing Conditions Precedent;

Conduit Assignee means, with respect to any assignment by a Conduit Purchaser, any Person that:

(a)	finances itself, directly or indirectly, through commercial paper, money market notes, promissory notes or other senior indebtedness;

(b)	is managed or administered by the Funding Administrator with respect to the Conduit Purchaser or any affiliate of the Funding Administrator;

(c)	is designated by the Funding Administrator to accept an assignment from the Conduit Purchaser of such Conduit Purchaser’s rights and obligations pursuant to Clause 26 of the Nieuw Amsterdam Receivables Purchase Agreement; and

(d)	has a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s;

Conduit Funding Document means any and all funding documents entered into by the Conduit Purchaser in connection with its Commercial Paper programme, including, for the avoidance of doubt, the Liquidity Facility Agreement;

Conduit Purchaser means Nieuw Amsterdam in its capacity as conduit purchaser under the Nieuw Amsterdam Receivables Purchase Agreement;

Conduit Support Agreement means any and all agreements entered into by a Conduit Support Provider providing for:

(a)	the issuance of one or more letters of credit for the account of the Conduit Purchaser;

(b)	the issuance of one or more surety bonds for which the Conduit Purchaser is obligated to reimburse the applicable Conduit Support Provider for any drawings thereunder;

(c)	the sale by the Conduit Purchaser to any Conduit Support Provider of the Investments funded by the Conduit Purchaser (or portions or participations therein);

(d)	the making of loans (including liquidity loans) and/or other extensions of credit to the Conduit Purchaser; and/or

(e)	any other analogous agreement or instrument as may be entered into from time to time by the Conduit Purchaser,

in each case in connection with the Conduit Purchaser’s Commercial Paper programme, together with any letter of credit, surety bond, swap or other instrument issued thereunder;

Conduit Support Provider means with respect to the Conduit Purchaser, any person now or hereafter extending credit, or having a commitment to extend credit (including any liquidity facility) to or for the account of, or to make purchases from, the Conduit Purchaser or issuing a letter of credit, surety bond, swap or other instrument to support any obligations arising under or in connection with the Conduit Purchaser’s Commercial Paper programme;

Contract means each purchase order or supply agreement or contract pursuant to which an Originator supplies goods and/or services to a Debtor and which gives rise to a Receivable;

Contractual Dilution means, with respect to any Receivable, any reduction, cancellation or adjustment in the Unpaid Balance of such Receivable as a result of volume rebates, volume discounts or early payment discounts, in each case, arising pursuant to the Contract related to such Receivable;

CP Rate means, for any Tranche Period for any Tranche (including a Tranche financed by the Committed Purchaser), which the Conduit Purchaser has financed or refinanced, (i) directly through the issuance of Commercial Paper corresponding to such Tranche, or (ii) indirectly through the issuance of Commercial Paper, part of the proceeds of which is allocated by the Funding Administrator to fund or maintain such Tranche, the per annum rate equivalent to the weighted average cost (as determined by the Funding Administrator), and which shall include (without duplication) the fees and commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by the Conduit Purchaser, costs associated with funding and maintaining any Currency Hedge Agreement and Invested Amounts denominated in a currency other than the currency of such Commercial Paper, other borrowings by the Conduit Purchaser and any other costs and expenses associated with the issuance of Commercial Paper directly to fund or maintain such Tranche or related to the issuance of Commercial Paper (part of the proceeds of which are allocated to fund or maintain such Tranche) that are, in either case, allocated, in whole or in part, by the Conduit Purchaser or the Funding Administrator to fund or maintain such Tranche; provided that if any component of any such rate is a discount rate, in calculating the CP Rate for such Tranche for such Tranche Period, the Funding Administrator shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum;

Credit and Collection Policies means the credit and collection policies of each of the Originators as attached to each of the Receivables Purchase Agreements, and Credit and Collection Policy means any one of them as the context may require;

Cross Default means

(a)	any Financial Indebtedness of any member of the Greif Group which is a Greif Transaction Party is not paid when due nor within any originally applicable grace period;

(b)	any Financial Indebtedness of any member of the Greif Group which is a Greif Transaction Party is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an actual or potential default or event of default or credit review event or any similar event (however described);

(c)	any member of the Greif Group which is a Greif Transaction Party fails to pay any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised;

(d)	any creditor of any member of the Greif Transaction Party becomes and remains entitled to declare any Financial Indebtedness of any member of the Greif Group which is a Greif Transaction Party due and payable prior to its specified maturity as a result of an actual or potential default or event of default or credit review event or any similar event (however described), provided that no Cross Default Event will occur if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 50,000,000 (or its equivalent in any other Approved Currency as reasonably determined by the Funding Administrator);

Currency Hedge Agreement means a currency swap or exchange agreement (including any spot or forward currency exchange agreement) or any other similar arrangement, however denominated, entered into by or on behalf of the Committed Purchaser and/or the Conduit Purchaser for hedging purposes, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time;

Cut-off Date means the last day of each month;

Danish Collection Account Pledge Agreement means, if executed, any bank account pledge agreement between Greif CC as pledgor and the Main SPV as pledgee and creating, inter alia, a right of over the Danish Master Collection Account;

Danish Master Collection Account means the master collection account held by Greif CC with Danske Bank A/S set out in Schedule 1 to the Servicing Agreement;

Data Period means each period from (and excluding) a Cut-off Date and ending on (and including) the next Cut-off Date;

Days Sales Outstanding means:

(a)	the Nominal Amount of Eligible Purchased Receivables originated during the current month;

(b)	divided by the outcome of

(i)	the aggregate Nominal Amount of all Purchased Receivables originated over the prior 12 months;

(ii)	divided by 12;

(c)	multiplied by 30.

Debtor means a legal person set out in the records of the relevant Originator as being obliged to make payment for the provision of goods or services evidenced by a Contract for which an invoice has been issued (or, if different, the person so obliged) and includes any person obliged to make payment under or in connection with any Related Rights;

Debtor Notification means a notice of assignment delivered to a Debtor in accordance with the provisions of the relevant Receivables Purchase Agreement, as applicable upon the occurrence of a Debtor Notification Event, where relevant given in accordance with the requirements set out in relevant Transaction Document;

Debtor Notification Event means (i) the occurrence and continuation of a Termination Event (other than an Expiration Termination Event), or (ii) the existence or introduction of any Requirement of Law affecting the validity or enforceability of the assignment of any Purchased Receivable against the relevant Debtor;

Deemed Collection means, in respect of a Purchased Receivable, a collection which will be deemed to have been received by the relevant Originator, any Intermediary or Main SPV, and be payable to either the relevant Intermediary or the Main SPV or the Funding Administrator (as the case may be) under the relevant Originator Receivables Purchase Agreement, the relevant Intermediary Receivables Purchase Agreement or the Nieuw Amsterdam Receivables Purchase Agreement in the relevant Approved Currency or converted into the relevant Approved Currency at the Applicable Conversion Rate in the amount specified below less any Collections (excluding, for the avoidance of doubt, the relevant Deemed Collection) received by the Main SPV into the Main SPV Operating Account, if:

(a)	any representation or warranty in respect of such Purchased Receivable proves to have been not true or incorrect when made;

(b)	such Purchased Receivable was purchased by the Main SPV but proves to have been an Excluded Receivable as at the Purchase Date;

(c)	such Purchased Receivable was purchased by the Main SPV although the Conditions Precedent were not fulfilled (and have not been waived) on the Purchase Date;

(d)	such Purchased Receivable becomes a Disputed Receivable;

(e)	the relevant Originator or the Master Servicer grants a time extension, modifies the Purchased Receivable or otherwise affects the collectability of such Purchased Receivable other than in accordance with the Credit and Collection Policies, the Originator Receivables Purchase Agreements and the Servicing Agreement;

(f)	the Nominal Amount of such Purchased Receivable is reduced by reason of any Dilution;

(g)	any Related Rights relating to such Purchased Receivable have to be or are sold or otherwise enforced by the Master Servicer and the Debtor or another third party is entitled to all or parts of the proceeds of such enforcement;

(h)	the sale and assignment for such Purchased Receivable has not been made in accordance with the terms of the relevant Originator Receivables Purchase Agreements or Intermediary Receivables Purchase Agreement; or

(i)	any Collection in respect of any Purchased Receivable is made by way of an Instrument of Debt and such Instrument of Debt is discounted upon its presentation,

the amount of such Deemed Collection being, in the case of paragraphs (a), (b), (c), (e) and (h) above, the Nominal Amount of such Purchased Receivable, or, in the case of paragraphs (d), (f), (g) or (i) above, the amount by which the Nominal Amount of such Purchased Receivable has been reduced due to the circumstances described in such paragraphs, and provided that any other amount that is designated as a Deemed Collection under the Transaction Documents shall also constitute a Deemed Collection for the purposes of this definition;

Deferred Purchase Price has the meaning given to it in Clause 5.1 of the Nieuw Amsterdam Receivables Purchase Agreement;

Default Rate means for any Tranche during a Tranche Period, a rate per annum equal to 1.65 per cent. plus the Eurocurrency Rate for such Tranche Period;

Default Ratio means (i) the Nominal Amount of the Eligible Receivables which have been written off or which are between 91-120 days overdue divided by (ii) the Nominal Amount of Purchased Receivables originated in the calendar month that occurred 6 months previously;

Defaulted Receivables means a Receivable: (a) that is more than 91 days overdue or (b) which, in accordance with the applicable Credit and Collection Policies, has been written off as uncollectable, if earlier;

Delinquency Ratio means (i) the Nominal Amount of the Eligible Receivables which are between 61-90 days overdue divided by (ii) the Nominal Amount of Purchased Receivables originated in the calendar month occurring 5 months previously;

Delinquent Debtor means a Debtor who, together with its affiliates, is the debtor of Delinquent Receivables or Defaulted Receivables the Nominal Amount of which is more than 25% of the aggregate Nominal Amount of all Receivables owing by that Debtor and its affiliates;

Delinquent Receivable means a Receivable that is between 61 and 90 days overdue;

Deposit Account means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit;

Dilution means any reduction or the cancellation, in whole or in part, of the Nominal Amount of a Purchased Receivable by reason of the occurrence of any of the following circumstances:

(a)	any reduction in the amount payable thereunder resulting from any rebate, credit note, discount or allowances for prompt payment, for quantity, for return of goods or as fidelity premium, invoicing error or cancellation or any other commercial adjustment, granted by any Originator or the Master Servicer other than in accordance with the relevant Credit and Collection Policies;

(b)	to the extent not already covered under (a), any decrease in the amount thereof or any total or partial cancellation thereof (including in particular but without limitation, as a result of the exercise of a right of set-off), but excluding any discharge in accordance with its terms or as a result of the enforcement of any Related Rights;

(c)	the Purchased Receivable becoming or being a Disputed Receivable;

(d)	any repurchase of goods by the relevant Originator, the sale of which gave rise to the Purchased Receivable; or

(e)	any governmental order, moratorium or other restriction on the transfer of payments by the Debtor,

excluding, however, any adjustment, decrease in the amount, cancellation or similar event affecting, in whole or in part, the Nominal Amount of any Receivable, which is made or occurs following Insolvency Proceedings in respect of the relevant Debtor;

Dilution Horizon Ratio means the Nominal Amount of Purchased Receivables originated over the preceding 1 month divided by the current months’ Adjusted Net Receivables Balance;

Dilution Ratio means the amount of non-cash adjustments (which includes returns, adjustments (including as a result of disputes), (excluding any adjustments to correct manual errors on invoices that do not reduce the principal amount thereof), (discounts or retropricing) excluding Contractual Dilutions divided by all Eligible Receivables originated by the Originators in the previous month;

Dilution Spike means the highest two month rolling average Dilution Ratio (expressed as a percentage) over the immediately preceding 12 months;

Directors means the Shareholder’s Director and the Main SPV’s Director;

Disputed Receivable means any Purchased Receivable in respect of which payment is disputed (in whole or in part, with or without justification) by the Debtor owing such Receivable, whether by reason of any matter concerning the goods in respect of which the original invoice was issued or by reason of any other matter whatsoever or in respect of which a set-off or counterclaim is being claimed by such Debtor;

DKK means the lawful currency of Denmark;

Domestic Receivables Securitization means any securitization transaction or series of securitization transactions that may be entered into by the Performance Indemnity Provider or any of its Domestic Subsidiaries whereby the Performance Indemnity Provider or any of its Domestic Subsidiaries sells, conveys or otherwise transfers any Receivables Facility Assets of the Performance Indemnity Provider and its Domestic Subsidiaries to a Receivables Subsidiary or to any unaffiliated Person, on terms customary for securitizations of Receivables Facility Assets in the United States;

Domestic Subsidiary means any Subsidiary that is organized under the laws of any political subdivision of the United States;

Dutch Civil Code means the Dutch Civil Code (Burgerlijk Wetboek);

Dutch Originators means the Originators that are located in The Netherlands as set out in Schedule 1;

Dutch Receivables means the Receivables originated by a Dutch Originator and governed by Dutch law;

Dynamic Dilution Reserve means an amount (expressed as a percentage) that is calculated as follows:

[(SF x ED) + ((DS - ED) x DS/ED)] x DHR

Where:

(a)	SF means Stress Factor;

(b)	ED means Expected Dilution;

(c)	DS means Dilution Spike;

(d)	DHR means Dilution Horizon Ratio;

Dynamic Loss Reserve means an amount (expressed as a percentage) that is calculated as the product of:

(a)	the Stress Factor;

(b)	the Loss Ratio; and

(c)	the Loss Horizon Ratio;

Earnout Obligations means those payment obligations of the Performance Indemnity Provider and its Subsidiaries to former owners of businesses which were acquired by the Performance Indemnity Provider or one of its Subsidiaries pursuant to an acquisition which are in the nature of deferred purchase price to the extent such obligations are required to be set forth with respect to such payment obligations on a balance sheet prepared in accordance with GAAP applied in a manner consistent with past practices;

Eligibility Criteria means the eligibility criteria set out in Schedule 3;

Eligible Assignee means, with respect to any Funding Purchaser, any Person (i) that is the Funding Administrator, the Main SPV, a Programme Support Provider or any affiliate of such Person that has a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s, (ii) that is managed or sponsored by a Person described in clause (i) above and that has a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s or (iii) any other Person that has been approved by the Funding Administrator for such Funding Purchaser and consented to by the Funding Administrator (such consent not to be unreasonably withheld) and, so long as no Termination Event has occurred and is continuing, consented by the Master Servicer (such consent not to be unreasonably withheld or delayed);

Eligible Receivable means a Receivable that meets the relevant Eligibility Criteria on the relevant determination date;

English Collection Account Pledge Agreement means, if executed, the security over operating account agreement between Greif CC as company in favour of the Main SPV as secured party granting security the English Master Collection Account by way of assignment;

English Master Collection Account means the master collection account held by Greif CC with The Royal Bank of Scotland plc set out in Schedule 1 to the Servicing Agreement;

Equity Interests means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination;

EUR, euro or € means the currency introduced at the commencement of the third stage of the European Economic and Monetary Union on 1 January 1999 pursuant to the Treaty establishing the European Communities as amended by the Treaty on European Union;

EURIBOR means:

(a)	the applicable Screen Rate; or

(b)	if no such Screen Rate is available, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Funding Administrator at its request quoted by the Reference Banks to prime banks in the Relevant Interbank Market, at 11:00 a.m. London time on the relevant calculation date for the offering of deposits in EUR for one month, and, if any such rate is below zero, EURIBOR will be deemed to be zero;

Eurocurrency Rate means, for any Tranche Period, for a Tranche denominated in (a) EUR, EURIBOR, (b) GBP, LIBOR, (c) SEK, STIBOR, (d) DKK, CIBOR, and (e) NOK, NIBOR;

Eurocurrency Tranche has the meaning set forth in the Nieuw Amsterdam Receivables Purchase Agreement.

Excess Concentration Amounts means at any time the sum of (without duplication):

(a)	the amount by which the aggregate outstanding amount of Eligible Receivables (calculated in euro) in respect of a Debtor sold by any Originator exceeds the product of the Maximum Debtor Limit and the Nominal Amount of the Eligible Receivables; and

(b)	the amount by which the aggregate outstanding amount of Eligible Receivables (calculated in euro) in respect of a Concentration Jurisdiction exceeds the product of the Maximum Jurisdiction Limit in respect of such Concentration Jurisdiction and the Nominal Amount of the Eligible Receivables; and

(c)	the amount by which the aggregate outstanding amount of Eligible Receivables with original terms greater than 180 days but less than or equal to 365 days (calculated in euro) exceeds 10 per cent. of the Nominal Amount of Eligible Receivables, and any one of them;

Exchange Act means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et m., and as hereafter amended;

Excluded Debtor means a Debtor:

(a)	that is an affiliate of the Greif Group;

(b)	that is not acting in an establishment located in any of the following countries: Belgium, Denmark, England and Wales, Finland, France, Germany, Italy, The Netherlands, Norway, Portugal, Republic of Ireland, Spain, Sweden and Switzerland;

(c)	that is an individual, sole trader or partnership with a natural person as a partner;

(d)	that is a central or local public administration entity or a government entity (or a sub-division or affiliate of any of them);

(e)	that is insolvent or has entered into insolvency proceedings;

(f)	that is located in a jurisdiction in respect of which the Facility Agent has not previously received a legal opinion confirming the validity of the envisaged transfer of Receivables to the Belgian Intermediary and Main SPV against a party located in such jurisdiction;

Excluded Receivables means a Receivable owed by an Excluded Debtor;

Expected Dilution means the 12 months rolling average Dilution Ratio (expressed as a percentage);

Expiration Termination Event means the occurrence and continuation of the event listed in paragraph (p) of the definition of Termination Event;

Facility Agent means Rabobank International, London Branch in its capacity as facility agent to the Funding Purchasers under the Transaction Documents;

Facility Limit means:

(a)	EUR 145,000,000 for each Investment Date occurring in the months of April through to November of each year; and; and

(b)	EUR 125,000,000 for each Investment Date occurring in the months of December through to March of each year;

Facility Maturity Date means 20 April 2015;

Fees means any fees payable pursuant to the Funding Costs Fee Letter;

Final Discharge Date means the date falling after the Termination Date on which the Aggregate Invested Amount has been reduced to zero and all programme costs and other fees, costs and expenses due under the Transaction Documents and the Funding Costs Fee Letter have been irrevocably paid in full without affecting any obligations or liabilities of a party existing at that time;

Financial Indebtedness means, as applied to any Person (without duplication), any indebtedness for or in respect of:

(a)	all indebtedness of such Person for borrowed money;

(b)	the deferred and unpaid balance of the purchase price of assets or services (other than trade payables and other accrued liabilities incurred in the ordinary course of business);

(c)	all Capitalized Lease Obligations;

(d)	all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person;

(e)	notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Financial Indebtedness pursuant to clause (b) above);

(f)	indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;

(g)	the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws;

(h)	the net obligations of such Person under Swap Contracts (valued as set forth in the last paragraph of this definition);

(i)	Earnout Obligations;

(j)	Attributable Debt of such Person; and

(k)	all Guarantee Obligations of such Person with respect to outstanding primary obligations that constitute Financial Indebtedness of the types specified in clauses (a) through (j) above of Persons other than such Person.

For all purposes hereof, the Financial Indebtedness of any Person shall include the Financial Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless in any case such Financial Indebtedness is expressly made non-recourse to such Person, whether in such Person’s Organizational Documents, in the documents relating to such Financial Indebtedness, by operation of law or otherwise. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

Floor Reserve Percentage means the sum of (a) Loss Reserve Floor; and (b) the product (expressed as a percentage) of: (i) Expected Dilution multiplied by (ii) the Dilution Horizon Ratio;

FMSA means the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht) as amended from time to time, including any regulations issued pursuant thereto;

Foreign Receivables Securitization means any securitization transaction or series of securitization transactions that may be entered into by any Foreign Subsidiary of Greif Inc. whereby such Foreign Subsidiary of Greif Inc. sells, conveys or otherwise transfers any Receivables Facility Assets of such Foreign Subsidiary to a Receivables Subsidiary or to any unaffiliated Person, on terms customary for securitizations of Receivables Facility Assets in the jurisdiction of organization of such Foreign Subsidiary;

Foreign Subsidiary means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia

French Originators means the Originators that are located in France as set out in Schedule 1,

French Receivables means the Receivables originated by a French Originator and governed by French law;

Funding Administrator means Rabobank International, London Branch in its capacity as funding administrator to the Funding Purchasers under the Transaction Documents;

Funding Base means the Adjusted Net Receivables Balance multiplied by (100% minus the Reserve Percentage);

Funding Costs Fee Letter means the then current funding costs fee letter among the Main SPV, the Performance Indemnity Provider, Greif CC, the Facility Agent and the Funding Purchasers (the first being dated on or about the Closing Date);

Funding Purchasers means the Committed Purchaser and the Conduit Purchaser, and Funding Purchaser means either of them as the context may require;

Funding Purchaser Group means a group consisting of the Conduit Purchaser, the Committed Purchaser and the Funding Administrator;

Funding Test has the meaning given to it in the Nieuw Amsterdam Receivables Purchase Agreement;

FX Determination Date means the date which falls one Business Day prior to the relevant Reporting Date or the Closing Date (as the case may be);

GAAP means means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied;

GBP means the lawful currency of Great Britain;

German Originators means the Originators that are located in Germany as set out in Schedule 1, and German Originator means any of them as the context may require;

German Receivables means the Receivables originated by a German Originator and governed by German law;

Global Portfolio means, on any given date, the outstanding nominal value of all Purchased Receivables excluding the Written-off Receivables;

Governmental Authority means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank);

Greif CC means Greif Coordination Center BVBA a company incorporated under Belgian law, registered with the register of legal entities (RPM/RPR) under the number 0438.202.052, Commercial Court of Antwerp, Belgium, whose registered office is at Beukenlei 24, 2960 Brecht, Belgium;

Greif CC Receivables Purchase Agreement means the receivables purchase agreement so entitled dated on or about the date of this Agreement between Greif CC as seller and the Main SPV as buyer;

Greif Group means collectively, the Greif Transaction Parties and their affiliates;

Greif Transaction Parties means Greif, Inc (as the Performance Indemnity Provider) and each entity which is a direct or indirect subsidiary of Greif, Inc. entity that is party to a Transaction Document including:

(a)	the Originators; and

(b)	Greif CC in its capacity as Subordinated Lender, Master Servicer, Belgian Intermediary and Originator’s Agent; and

and Greif Transaction Party means any of them as the context may require;

Guarantee Obligations means, as to any Person, without duplication, any direct or indirect contractual obligation of such Person guaranteeing or intended to guarantee any Financial Indebtedness or Operating Lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided that the term Guarantee Obligations shall not include any endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof;

Incremental Investment means the initial purchase of the Portfolio on the Closing Date and each investment by way of the transfer new funds from the Funding Purchasers in the Portfolio thereafter which increases the total outstanding Aggregate Invested Amount (other than by way of Reinvestment);

Indemnified Party shall have the meaning given to it in the Nieuw Amsterdam Receivables Purchase Agreement;

ING Programme means the Greif Group’s trade receivables programme as sponsored by ING Belgium S.A., which was established by, among other things, a Receivables Purchase Agreement dated 28 October 2004 (as amended from time to time) between ING Belgium S.A., Greif CC and Greif Belgium BVBA and which is terminated prior or on the Closing Date;

ING Receivables means the receivables sold by various Greif entities to ING Belgium S.A. under the ING Programme and which will be repurchased by Greif CC on the Closing Date;

Initial Conditions Precedent means the conditions precedent listed in Schedule 4 part A to the Master Definitions Agreement;

Insolvency of a Person means the occurrence of an Insolvency Proceeding in respect of such Person;

Insolvency Law means any Law relating to bankruptcy, insolvency, administration, receivership, examination, administrative receivership, reorganisation, winding up or composition, moratorium or adjustment of debts or the rights of creditors generally (whether by way of voluntary arrangement or otherwise);

Insolvency Proceeding means in connection with a Person, any proceeding that occurs where that Person:

(a)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(b)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(c)	institutes a proceeding seeking a judgement of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or it presents a petition for its winding-up or liquidation;

(d)	has instituted against it proceeding seeking a judgement of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation and such proceedings or petition is not dismissed by the relevant competent court within 30 days;

(e)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets;

(f)	has a secured party take possession of all or substantially all of its assets or has a distress, diligence, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets; or

(g)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (e) above;

Insolvency Regulation means the EU Insolvency Council Regulation (EC) No. 1346/2000 of 29 May, 2000;

Insolvency Termination Event means the occurrence and continuation of the event specified in item (g) of the definition of Termination Event;

Insolvent means any person that is subject to Insolvency Proceedings;

Instrument of Debt means, in respect of any Purchased Receivable, any bill of exchange, cheque, promissory note and any other instrument of debt issued from time to time to effect payment of such Purchased Receivable;

Intermediaries means the Belgian Intermediary and the Italian Intermediary, and Intermediary means either of them, as the context may require;

Intermediary Receivables Purchase Agreements means the Italian Intermediary Receivables Purchase Agreement and the Greif CC Receivables Purchase Agreement and Intermediary Purchase Agreement means either of them as the context may require;

Invested Amount means on any date of determination in respect of a tranche, the aggregate of the Investments paid by the Funding Purchasers to the Main SPV under the Nieuw Amsterdam Receivables Purchase Agreement in connection with such Tranche less any amounts repaid in accordance with the Priority of Payments;

Investment means each Incremental Investment and Reinvestment;

Investment Date means each RDR Investment Date and each SRD Investment Date, as applicable;

Investment Request means a Reporting Date Request and the Special Report Date Request, as applicable.

Italian Intermediary means Rabobank International in its capacity as:

(a)	purchaser under the Originator Receivables Purchase Agreement between itself and the Italian Originator; and

(b)	seller under Italian Intermediary Receivables Purchase Agreement between itself and the Main SPV;

Italian Intermediary Receivables Purchase Agreement means the document so entitled dated on or about the date of this Agreement between the Italian Intermediary as seller and the Main SPV as buyer;

Italian Originators means the Originators that are located in Italy as set out in Schedule 1, and Italian Originator means any of them as the context may require;

Italian Receivables means the Receivables originated by an Italian Originator;

Key Accounts means the accounts as set out in Schedule 5 and Key Account means any of them as the context may require;

Law means any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body;

Lender means each lender under the amended and restated credit agreement between, inter alia, Greif Inc dated 29 October 2010 (the Credit Agreement);

Letter of Undertaking means the letter of undertaking among, inter alia, the Facility Agent, the Funding Purchasers, the Shareholder, the Directors and dated on or about the Closing Date;

LIBOR means:

(a)	the applicable Screen Rate; or

(b)	if no such Screen Rate is available, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Funding Administrator at its request quoted by the Reference Banks to prime banks in the Relevant Interbank Market, at 11:00 a.m. London time on the relevant calculation date for the offering of deposits in GBP for one month, and, if any such rate is below zero, LIBOR will be deemed to be zero;

Lien means (a) any judgment lien or execution, attachment, levy, distraint or similar legal process; and (b) any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien (statutory or otherwise), charge or deposit arrangement (other than a deposit to a Deposit Account not intended as security) of any kind or other arrangement of similar effect (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any of the foregoing, or any sale of receivables with recourse against the seller or any affiliate of the seller;

Liquidation Fee means for (a) any Tranche Period of the Conduit Purchaser which Yield is computed by reference to the CP Rate and a reduction of the Invested Amount of the relevant Tranche is made for any reason or (b) any Tranche Period for which Yield is computed by reference to the Eurocurrency Rate and a reduction of the Invested Amount of the relevant Tranche is made for any reason, in each case, on any day other than the last day of such Tranche Period, the sum of (i) the amount, if any, by which (A) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Tranche Period or any Applicable Margin) which would have accrued during such Tranche Period (or, in the case of clause (a) above, during the period until the maturity of the underlying commercial paper tranches) on the reductions of the Invested Amount of the Tranche relating to such Tranche Period had such reductions not occurred, exceeds (B) the income, if any, received by any Funding Purchaser which holds such Tranche from the investment of the proceeds of such reductions of the Invested Amount, plus (ii) the amount of any costs or expenses incurred in connection with the termination or reduction of any related Currency Hedge Agreements. A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the Funding Administrator to the Main SPV and shall be conclusive and binding for all purposes, absent manifest error;

Liquidity Drawn Rate has the meaning given thereto in the applicable Funding Costs Fee Letter;

Liquidity Facility Agreement means the liquidity facility agreement dated on or about the Closing Date among, inter alios¸ Rabobank International and Nieuw Amsterdam in connection with the Programme;

Loss Horizon Ratio means the aggregate Nominal Amount of all Purchased Receivables originated over the preceding 6 months divided by current month’s Adjusted Net Receivables Balance;

Loss Ratio means the highest 3 month rolling average of the Default Ratio for the preceding twelve consecutive calendar months;

Loss Reserve Floor means, at any time, 10 per cent.;

Main SPV means Cooperage Receivables Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands;

Main SPV Account Bank means Rabobank International, and any person appointed as Main SPV Account Bank under the Administration Agreement;

Main SPV Accounts means the Main SPV Operating Account and any other bank account that the Main SPV may open from time to time with the Main SPV Account Bank (subject to the prior written approval of the Facility Agent);

Main SPV Administrator means Rabobank International, London Branch, and any person appointed as administrator under the Administration Agreement;

Main SPV Available Funds means on any Investment Date all moneys standing to the credit of the Main SPV Operating Account on that Investment Date and any other amounts to which the Main SPV is entitled under the Transaction Documents (including Collections credited to any Master Collection Account) including any amounts in respect of which it has been agreed in the Transaction Documents that these amounts can be discharged (subject to the applicable Priority of Payments) by way of set-off on the relevant Investment Date;

Main SPV Enforcement Event means any default (verzuim) in the proper performance of the Secured Obligations or any part thereof and provided notice has been given in accordance with Clause 16 (Notice) of the Common Terms;

Main SPV Management Agreement means the agreement dated on or about the Closing Date among the Main SPV, the Facility Agent and the Main SPV’s Director;

Main SPV Operating Account means the bank account held with the Main SPV Account Bank, or such other account(s) as may be so designated in accordance with the provisions of the Administration Agreement;

Main SPV Security Documents means the Rights Pledge Agreement (and any deed of pledge entered into thereunder from time to time) and the Collection Account Pledge Agreements;

Main SPV’s Director means Trust International Management (T.I.M.) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands;

Main SPV Tax Obligations means any liability of the Main SPV with regard to Tax in an amount not exceeding EUR 100,000 or such higher amount as may be agreed between Main SPV and the Facility Agent and as notified to the Rating Agencies;

Management Agreements means the Letter of Undertaking, the Main SPV Management Agreement and the Shareholder Management Agreement;

Mandatory Cost Rate has the meaning specified in Schedule 6 of the Nieuw Amsterdam Receivables Purchase Agreement;

Master Collection Account means the account as set out in Schedule 1 to the Servicing Agreement;

Master Definitions Agreement means this master definitions agreement;

Master Servicer means Greif Coordination Center B.V.B.A., in its capacity as master servicer under the Servicing Agreement;

Master Servicer Event of Default means in respect of the Master Servicer a default in its obligations under the Servicing Agreement;

Material Adverse Effect means:

(a)	a material adverse effect on the legality, validity, enforceability or termination of any of the Transaction Documents; or

(b)	a material adverse effect on the rights or remedies of Main SPV, Facility Agent or the Funding Purchaser Group under any of the Transaction Documents to which they are a party; or

(c)	in respect of a Greif Transaction Party, a material adverse effect on:

(i)	the ability of such Greif Transaction Party to perform its obligations under any of the Transaction Documents to which it is party; or

(d)	in respect of the Purchased Receivables, a material adverse effect on:

(i)	the interests of the Main SPV or the Funding Purchasers or the Funding Administrator in a material portion of the Purchased Receivables or the Related Rights or the Collections with respect thereto; or

(ii)	the collectability of a material portion of the Purchased Receivables;

Maximum Debtor Limit means: in respect of a Debtor in respect of Purchased Receivables as at any date, the limit (as a percentage of the Unpaid Balance of all Eligible Receivables) set out in the column entitled Concentration Limit opposite the credit rating by S&P and Moody’s of that Debtor set out in the column entitled Debtor Short-Term Rating (whereby the lowest of the two ratings shall apply to that Debtor) and further provided that if the short-term rating set out in the column entitled Debtor Short-Term Rating is unavailable, the long-term rating set out in the column entitled “Debtor Long-Term Rating” shall apply:

Debtor Short-Term Rating	Debtor Long-Term Rating	Concentration Limit
A-1+/P-1	AA/Aa2 or Higher	10.0%
A-1/P-1	AA- to A+/ Aa3 to A1	10.0%
A-2/P-2	A to BBB+ /A2 to Baa1	5.0%
A-3/P-3	BBB to BBB- / Baa2 to Baa3	3.3%
No Short Term Rating	Non-Investment Grade or Unrated	2.0%

For any Purchased Receivables that are credit enhanced (e.g., Purchased Receivables that have the benefit of a letter of credit or credit insurance for the Unpaid Balance of such Purchased Receivable and that has been validly assigned to and directly benefit the Main SPV), the party providing such credit enhancement will be treated as the Debtor in respect of those Purchased Receivables for the purpose of determining the concentration limits that apply to such Debtor (and such Purchased Receivables) in accordance with the table above;

Maximum Invested Amount means on any day the lower of (A) the Facility Limit and (B) the Funding Base on such day calculated in the Base Currency;

Maximum Jurisdiction Limit means, in respect of each Concentration Jurisdiction, the limit (as a percentage of the Unpaid Balance of all Eligible Receivables) set out in the column entitled Maximum Jurisdiction Limit opposite the name of the relevant Concentration Jurisdiction:

Countries	Maximum Jurisdiction Limit
France / Italy / Netherlands / England and Wales	35.0%
Belgium / Spain / Germany / Sweden	20.0%
Switzerland / Portugal / Denmark / Finland / Norway	10.0%
Ireland	3.3%
Iceland	2.0%
Aggregrate of non-investment grade countries	25.0%

Moody’s means Moody’s Investor Service Inc;

Net Receivables Balance means the Unpaid Balance of all Eligible Receivables less: (i) Excess Concentration Amounts and (ii) Rebate Reductions.

NIBOR means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for NOK) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Funding Administrator at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, at 11:00 a.m. London time on the relevant date for offering deposits in NOK for one month, and, if any such rate is below zero, OIBOR will be deemed to be zero;

Nieuw Amsterdam means Nieuw Amsterdam Receivables Corporation, a corporation organised under the laws of the State of Delaware, having its registered office at c/o Global Securitization Services, LLC, 68 South Service Road, Suite 120, Melville, New York 11747, USA;

Nieuw Amsterdam Receivables Purchase Agreement means the Nieuw Amsterdam receivables purchase agreement dated on or about the date of this Agreement among the Main SPV, the Funding Administrator, the Facility Agent, the Committed Purchaser and the Conduit Purchaser;

NOK means the lawful currency of Norway;

Nominal Amount means, with respect to any Purchased Receivable, the principal amount of such Purchased Receivable as reflected in the books and records of the relevant Originator (including the VAT portion (if any) in relation thereto);

Norwegian Originators means the Originators that are located in Norway as set out in Schedule 1;

Norwegian Receivables means the Receivables originated by a Norwegian Originator and governed by Norwegian law;

Notice of Sale and Assignment has the meaning set out in Clause 23.5(a) of the Nieuw Amsterdam Receivables Purchase Agreement;

Notice Details means the notice details set out in Clause 16 of the Common Terms;

Official Body means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles;

Ongoing Conditions Precedent means the ongoing conditions precedent listed in Schedule 4 Part B to the Master Definitions Agreement];

Onward Sale Agreements means:

(a)	the Intermediary Receivables Purchase Agreements; and

(b)	the Nieuw Amsterdam Receivables Purchase Agreement,

and Onward Sale Agreement means any of them as the context may require;

Operating Lease of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease;

Operational Expenses means the operational costs and expenses incurred by (or on behalf of) the Main SPV (together with any applicable VAT thereon) that are due and payable to:

(a)	the independent accountants, agents and counsel of the Main SPV;

(b)	the Directors;

(c)	if the Master Servicer is not a Greif Transaction Party, any applicable Servicing Fees;

(d)	if a Backup Servicer has been appointed, the fees and expenses of such Backup Servicer;

(e)	any person in respect of any governmental fee or charge; and

(f)	any person in respect of any other fees or expenses pursuant to or in connection with the Transaction Documents;

Organizational Documents means, with respect to any Person, such Person’s articles or certificate of incorporation, certificate of amalgamation, memorandum or articles of association, bylaws, partnership agreement, limited liability company agreement, joint venture agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person’s Equity Interests;

Originator’s Agent means Greif CC in its capacity as agent to the Originators;

Originators mean Originators means the parties set out in Schedule 1;

Originator Receivables Purchase Agreement means each originator receivables purchase agreement dated on or about the date of this Agreement between:

(a)	an Originator (other than the Italian Originator) and the Belgian Intermediary; and

(b)	the Italian Originator and the Italian Intermediary;

Originator Termination Event means the occurrence and continuation of any of following events in relation to an Originator: Termination Events listed under (a), (b) and (c).

Parallel Debt has the meaning given to it in Clause 2 of the Rights Pledge Agreement;

Participating Member State means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

Participant has the meaning given to it in Clause 26.6 of the Nieuw Amsterdam Receivables Purchase Agreement;

Parties or parties means the parties to the relevant Transaction Document, and each individually a Party or a party;

Performance and Indemnity Agreement means the performance and indemnity agreement dated on or about the date of this Agreement between among others the Performance Indemnity Provider, the Main SPV the Italian Intermediary and the Facility Agent;

Performance Indemnity Provider means Greif, Inc. it its capacity as performance indemnity provider under the Performance and Indemnity Agreement;

Permitted Accounts Receivable Securitization means (a) any Domestic Receivables Securitization and (b) any Foreign Receivables Securitization, in each case, together with any amendments, restatements or other modifications or refinancings permitted by this Agreement;

Permitted Investors means (a) All Life Foundation, Dempsey Family Trust, Michael H. Dempsey Trust, Shannon J. Dempsey, Naomi C. Dempsey Charitable Lead Annuity Trust, Nob Hill Trust, Henry Coyle Dempsey Trust, Patricia M. Dempsey, Patricia M. Dempsey Living Trust, Judith D. Hook, Judith D. Hook Living Trust, Mary T. McAlpin, Mary T. McAlpin Living Trust, Mary T. McAlpin Charitable Remainder Annuity Trust, John McNamara, Virginia D. Ragan and Virginia D. Ragan Living Trust; (b) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any person in clause (a) and any adopted children and blood relative thereof; (c) the executors and administrators of the estate of any such person, and any court appointed guardian of any person in clause (a) or (b); (d) any trust, family partnership or similar investment entity for the benefit of any such person referred to in the foregoing clause (a) or (b) or any other Persons (including for charitable purposes), so long as one or more members of the group consisting of the Permitted Investors have the exclusive or a joint right to control the voting and disposition of securities held by such trust, family partnership or other investment entity; and (e) any employee or retiree benefit plan sponsored by Greif, Inc.;

Person shall be construed as a reference to any person, firm, company, corporation, Governmental Entity, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two (2) or more of the foregoing;

Pledged Account Claims means all claims which the Main SPV has or may have at any time against the Main SPV Account Bank in relation to monies at any time owed by the Main SPV Account Bank to the Main SPV in relation to the Pledged Accounts or in relation to any monies at any time deposited therein or credited thereto, or otherwise owed by the Main SPV Account Bank to the Main SPV in respect thereof.

Pledged Assets means the TD Pledged Rights, the Receivables Pledged Rights and the Pledged Account Claims;

PMP means professional market party (professionele marktpartij);

Portfolio has the meaning given to it in Clause 3.1 of the Nieuw Amsterdam Receivables Purchase Agreement.

Portuguese Originators means the Originators that are located in Portugal as set out in Schedule 1, and Portuguese Originator means any of them as the context may require;

Portuguese Receivables means the Receivables originated by a Portuguese Originator governed by Portuguese law;

Post-termination Priority of Payments means at any time after the end of the Revolving Period, the following allocation (including for the avoidance of doubt any provisions that need to be made to make such payments on the due date therefor) and payment of any amounts received by the Main SPV as well as the proceeds of any enforcement proceedings in respect of the Security (including any amounts standing to the credit of the Main SPV Operating Account):

(a)	first towards payment of the Main SPV Tax Obligations owing and unpaid by the Main SPV (other than Dutch corporate income tax in relation to the amount equal to the minimum profit referred to below) if any and to the payment of amounts equal to the minimum profit to be retained by the Main SPV for Dutch tax purposes for the then current calendar year (which shall be an amount of euro 27,000 for the first year of and an amount of euro 22,000 for any subsequent years);

(b)	second towards payment of accrued and unpaid Usage Fees and Unused Facility Fees;

(c)	third towards payment of the Operational Expenses to the extent such Operational Expenses are not listed elsewhere in the Post-termination Priority of Payments (and following a Termination Event, only to the extent included in the Principal Obligations);

(d)	fourth towards repayment of the Invested Amounts until reduced to zero;

(e)	fifth towards payment of all obligations, liabilities, costs and expenses due and payable to the Funding Purchasers or the Funding Administrator or Facility Agent not listed elsewhere in the Post-termination Priority of Payments;

(f)	sixth towards payment of the Servicing Fees to the Master Servicer; and

(g)	seventh towards payment of any amounts due and payable to the Subordinated Lender under the Subordinated Loan Agreement to be paid in the relevant Approved Currency (provided that in order to determine whether a relevant payment can be made, any amount in a currency other than euro shall be converted into euro using the Applicable Conversion Rate) and with the understanding that items (f) –(g) will be satisfied out of the Aggregate DPP (if any);

Potential Originator Termination Event means the event or circumstance or any combination of events or circumstances, which, with the lapse of time, the giving of notice or fulfilment or non-fulfilment of any condition, will result in a Originator Termination Event;

Potential Termination Event means the event or circumstance or any combination of events or circumstances, which, with the lapse of time, the giving of notice or fulfilment or non-fulfilment of any condition, will result in a Termination Event (other than an Expiration Termination Event);

Pre-termination Priority of Payments means on any Investment Date during the Revolving Period, the following allocation (including for the avoidance of doubt any provisions that need to be made to make such payments on the due date therefor) and payment of the Main SPV Available Funds:

(a)	first towards payment of the Main SPV Tax Obligations owing and unpaid by the Main SPV (other than Dutch corporate income tax in relation to the amount equal to the minimum profit referred to below) if any, and to the payment of amounts equal to the minimum profit to be retained by the Main SPV for Dutch tax purposes for the then current calendar year (which shall be an amount of euro 27,000 for the first year of and an amount of euro 22,000 for any subsequent years]);

(b)	second towards payment of accrued and unpaid Usage Fees and Unused Facility Fees;

(c)	third towards payment of the Operational Expenses to the extent such Operational Expenses not listed elsewhere in the Pre-termination Priority of Payments;

(d)	fourth towards repayment of the Invested Amounts until the Invested Amount is reduced to the applicable Maximum Invested Amount on such Investment Date;

(e)	fifth towards payment of all obligations, liabilities, costs and expenses due and payable by the Main SPV or the Main SPV Administrator and which are not listed elsewhere in the Pre-termination Priority of Payments;

(f)	sixth toward payment of the Purchase Price of any Purchased Receivables to the extent not already previously paid;

(g)	seventh towards payment of the Servicing Fees to the Master Servicer; and

(h)	eighth towards payment of any amounts payable to the Subordinated Lender under the Subordinated Loan Agreement, provided that no Termination Event occurs as a result of such payment,

to be paid in the relevant Approved Currency (provided that in order to determine whether a relevant payment can be made, any amount in a currency other than euro shall be converted into euro using the Applicable Conversion Rate) and with the understanding that items (f) –(g) will be satisfied out of the Aggregate DPP (if any);

Principal Obligations means any and all payment obligations of the Main SPV owed to the Secured Creditors under or pursuant to the Transaction Documents (other than the Parallel Debt), whether present or future, whether actual or contingent, and whether for principal, interest or costs;

Priority of Payments means the Pre-termination Priority of Payments or the Post-termination Priority of Payments, as applicable;

Programme Support Provider means, with respect to the Conduit Purchaser, the Committed Purchaser and any other Conduit Support Provider pursuant to a Conduit Support Agreement entered into with the Conduit Purchaser;

Programme means the trade receivables securitisation programme contemplated by the Transaction Documents;

Purchase Date means:

(a)	in respect of the French Receivables, the Closing Date and each Investment Date during the Revolving Period provided that the seller of the relevant French Receivables own such French Receivables on each such date; and

(b)	in respect of all other Receivables, the Closing Date and each Business Day during the Revolving Period on which the seller of the relevant Receivables owns the relevant Receivables;

Purchase Price means, in respect of a Purchased Receivable, the Purchase Price as set out in the relevant Receivables Purchase Agreement;

Purchased Receivables means, on any given date, all Receivables assigned, sold transferred or purported to be assigned, sold or transferred to the buyer under the relevant Receivables Purchase Agreement (regardless of whether they are partly or fully unpaid on each such date);

Rabobank means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., a cooperative with limited liability (coöperatie met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office at Croeselaan 18, 3521 CB Utrecht, The Netherlands;

Rabobank International means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. trading as Rabobank International;

Rabobank International, London Branch means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A (trading as Rabobank International), London Branch;

Rate Types means Eurocurrency Rate and the CP Rate;

Rating Agencies means on any date the rating agencies then rating Commercial Paper at the request of the Conduit Purchaser;

Rating Downgrade Event means, in respect of the Performance Indemnity Provider, if the Performance Indemnity Provider’s senior long-term unsecured debt rating:

(a)	provided by S&P falls below BB- or if such rating is withdrawn; or

(b)	provided by Moody’s falls below Ba3 or if such rating is withdrawn;

RDR Investment Date means the 20th day of each calendar month or, if such day is not a Business Day the immediately following Business Day unless it would thereby fall in the next calendar month in which case such day or date shall be brought forward to the immediately preceding Business Day;

Rebate Reductions means in respect of a Receivable and its related Debtor, the amount accrued of any rebates provided by the relevant Originator in respect of Contractual Dilutions as recorded in its books and records;

Receivable means any and all indebtedness and payment claims (including the VAT portion) of an Originator against a Debtor (other than an Excluded Debtor) for which an invoice has been issued under the underlying Contract, including, without limitation any account, instrument or general intangible, arising in connection with, or constituting consideration for, the sale of goods or rendering of services by that Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto including in respect of Tax and any of an Originator’s claims (and any rights to determine the legal relationship, including termination rights) arising under the Contract and includes, unless otherwise specified, any Related Rights and includes, where the context so requires any Purchased Receivables;

Receivables Facility Assets shall mean all Receivables (whether now existing or arising in the future) of Greif Inc. or any of its Subsidiaries which are transferred pursuant to a Permitted Accounts Receivable Securitization, and any assets related thereto, including without limitation (a) all collateral given by the respective account debtor or on its behalf (but not by Greif Inc. or any of its Subsidiaries) securing such Receivables, (b) all contracts and all guarantees (but not by Greif Inc. or any of its Subsidiaries) or other obligations directly related to such Receivables, (c) other related assets including those set forth in the Receivables Documents, and (d) proceeds of all of the foregoing;

Receivables Facility Attributable Debt means at any date of determination thereof in connection with any Receivables Documents, the aggregate net outstanding amount theretofore paid to the applicable seller of Receivables in respect of the Receivables and related assets sold or transferred by it to an unaffiliated Person or Receivables Subsidiary (as defined in the Credit Agreement) in connection with such documents (it being the intent of the parties that the amount of Receivables Facility Attributable Debt at any time outstanding approximate as closely as possible the principal amount of Financial Indebtedness which would be outstanding at such time under any Receivables Documents (as defined in the Credit Agreement) if the same were structured as a secured lending agreement rather than a purchase agreement);

Receivables Purchase Agreements means:

(a)	the Originator Receivables Purchase Agreements;

(b)	the Intermediary Receivables Purchase Agreements; and

(c)	Nieuw Amsterdam Receivables Purchase Agreement,

and Receivable Purchase Agreement means any of them as the context may require;

Receivables Report means the receivables report (the form and content of which is to be agreed between the Master Servicer and the Facility Agent) to be provided by the Master Servicer to the Facility Agent in accordance with Clause 9 of the Servicing Agreement;

Receivables Pledged Rights means any and all present and future rights (vorderingen) of the Main SPV (including but not limited to rights to repayment of principal, payment of interest and payment of other amounts as well as rights to non-monetary payment) under or in respect of the Purchased Receivables;

Records means, in respect of any Purchased Receivable, all Contracts, correspondence, notes of dealings and other documents, books, books of account, registers, records and other information (including, without limitation, tapes, discs, punch cards and related property and rights) maintained (and recreated in the event of destruction of the originals thereof) by the relevant Originator (or Greif CC) with respect to such Receivable and the related Debtor;

Reference Banks means four major banks in the Relevant Interbank Market as may be appointed by the Funding Administrator;

Register has the meaning given to it in Clause 26.4 of the Nieuw Amsterdam Receivables Purchase Agreement;

Reinvestment has the meaning given to it in the Nieuw Amsterdam Receivables Purchase Agreement;

Related Rights means, with respect to any Receivable:

(a)	all security interests, reservations of ownership, liens or other Adverse Claims from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and agreements describing any collateral security securing such Receivables;

(b)	all other accessory or ancillary rights as well as any other rights of the Originators to such Receivable;

(c)	all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise (provided that it is understood and agreed that notwithstanding anything herein or in any other Transaction Document to the contrary, any amounts received by any Transaction Party in respect of, or otherwise in connection with, such guarantee, insurance or other agreement or arrangement shall constitute Related Rights for all purposes of the Transaction Documents);

(d)	all Instruments of Debt in respect of such Receivable;

(e)	all Records related to such Receivable; and

(f)	any and all goods and documentation or title evidencing the shipment or storage of any goods, the sale of which by the Originator gave rise to such Receivable,

in each case, including all proceeds at any time howsoever arising out of the resale, redemption or other disposal of (net of collection costs) such Receivable, or dealing with, or judgments relating to, any of the foregoing, any debts represented thereby, and all rights of action against any person in connection therewith;

Relevant Interbank Market means in relation to (i) euro, the Eurozone interbank market, (ii) GBP, the London interbank market, (iii) DKK, the Copenhagen interbank market, (iv) NOK, the Oslo interbank market and (v) SEK, the Stockholm interbank market;

Report means the report in a form acceptable to the Main SPV, the Funding Administrator and the Facility Agent delivered by the Master Servicer pursuant to the Servicing Agreement;

Reporting Date means, in respect of a Data Period, a day that is four (4) Business Days prior to the relevant Settlement Date;

Reporting Date Request has the meaning given to it in Clause 4.1 of the Nieuw Amsterdam Receivables Purchase Agreement.

Repossessable Goods means any goods the delivery of which gave rise to a Receivable, where such goods are subject to retention of rights or similar rights under applicable law;

Requirement of Law in respect of any Person shall mean any law, treaty, rule, requirement or regulation;

(a)	a notice by or an order of any court having jurisdiction;

(b)	a mandatory requirement of any regulatory authority having jurisdiction; or

(c)	a determination of an arbitrator or Official Body,

in each case applicable to or binding upon that Person or to which that Person is subject or with which it is customary for it to comply;

Reserve Percentage means an amount (expressed as a percentage) that is calculated as the sum of (A) and (B) where:

(A)	is the greater of:

(a)	the sum of (x) the Dynamic Loss Reserve and (y) the Dynamic Dilution Reserve; and

(b)	the Floor Reserve Percentage; and

(B)	is the Yield Reserve.

Reuters Screen means a page of the Reuters service or of any other medium for the electronic display of data as may be previously approved in writing by the Funding Administrator and Main SPV;

Revolving Period means the period commencing on the Closing Date and ending on the earlier of (a) the occurrence and continuation of a Termination Event, or (b) the Facility Maturity Date;

Rights Pledge Agreement means the pledge agreement dated on or about the date of this Agreement between the Main SPV and the Facility Agent and creating, inter alia, a first ranking right of pledge over its rights under the Transaction Documents;

S&P means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC Business;

Sale and Leaseback Transaction means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter within 180 days lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property, but excluding the sale of an asset and the subsequent lease of such asset for a term of less than one year; provided that such transaction is not for the purpose of financing such asset;

Screen Rate means:

(a)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for one month deposits in EUR;

(b)	in relation to CIBOR, the percentage rate per annum published by the information system Reuters on the appropriate page (or any replacement page on that service) for one month deposits in DKK;

(c)	in relation to NIBOR, the percentage rate per annum published by the information system Reuters on the appropriate page (or any replacement page on that service) for one month deposits in NOK;

(d)	in relation to STIBOR, the percentage rate per annum published by the information system Reuters on the appropriate page (or any replacement page on that service) for one month deposits in SEK;

(e)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for one month deposits in GBP; and

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Funding Administrator may specify another page or service displaying the appropriate rate;

SEC means the United States Securities and Exchange Commission, or any authority of the government of the United States, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to the government of the United States, succeeding to any of the United States Securities and Exchange Commission’s principal functions;

Secured Creditors means the Conduit Purchaser, the Committed Purchaser, the Facility Agent (as principal), the Master Servicer, the Backup Servicer, the Main SPV Account Bank, the Main SPV Administrator, the Directors, the Subordinated Lender and the Funding Administrator;

Secured Obligations means any and all payment obligations of the Main SPV owed to the Facility Agent under or pursuant to the Parallel Debt as well as under any of the Security Agreements;

Secured Property means all the property of the Main SPV which is subject to the Security;

Security means the security interests created over the assets, rights or receivables of the Main SPV pursuant to the Security Agreements;

Security Agreements means:

(a)	the Rights Pledge Agreement; and

(b)	the Collection Account Pledge Agreements;

SEK means the lawful currency of Sweden;

Servicer Report has the meaning set out in Clause 9 of Servicing Agreement;

Servicing Agreement means the servicing agreement dated on or about the date of this Agreement between the Master Servicer, the Main SPV, the Main SPV Administrator, the Facility Agent and others;

Servicing Fees has the meaning given to it in Clause 4 of the Servicing Agreement;

Settlement Date means (i) during the Revolving Period, each Investment Date and (ii) following the Revolving Period, each 20th day of the month or, if such day is not a Business Day the immediately following Business Day unless it would thereby fall in the next calendar month in which case such day or date shall be brought forward to the immediately preceding Business Day or, in the event of the occurrence and continuation of a Termination Event, such additional or more frequent settlement dates as the Funding Purchasers and/or the Facility Agent may require, as notified by any of them in writing to the Originators’ Agent;

Shareholder means Stichting Cooperage Receivables Finance, a foundation (stichting) established under the laws of The Netherlands and holding all of the outstanding share capital of the Main SPV;

Share Capital Account means the bank account in the name of the Main SPV in which the share capital of the Main SPV is deposited (from time to time);

Shareholder Management Agreement means the shareholder management agreement dated on or about the date of this Agreement between the Shareholder, the Shareholder’s Director, the Main SPV and the Facility Agent;

Shareholder’s Director means Trust International Management (T.I.M.) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands;

Soterra LLC means Soterra LLC, a Delaware limited liability company and a wholly- owned Subsidiary of the Performance Indemnity Provider;

Spanish Originators means the Originators that are located in Spain as set out in Schedule 1, and Spanish Originator means any of them as the context may require;

Spanish Receivables means the Receivables originated by a Spanish Originator governed by Spanish law;

Special Report Date means (i) initially the first date designated as a “Special Report Date” by the Facility Agent and which falls within the period of 30 days following the date on which a Rating Downgrade Event occurred and (ii) thereafter, the date falling seven days after the immediately preceding Special Report Date, provided that no Special Report Date shall occur if the Rating Downgrade Event is no longer continuing and the Facility Agent and the Master Servicer have agreed on appropriate arrangements in relation to the provision of the Reports and funding by the Funding Purchasers between the last Special Report Date and the next subsequent RDR Investment Date.

Special Report Date Request has the meaning ascribed in Clause 4.1 of the Nieuw Amsterdam Receivables Purchase Agreement;

SDR Investment Date has the meaning ascribed in Clause 4.1 of the Nieuw Amsterdam Receivables Purchase Agreement;

Standard of Care means the standard of care of a prudent merchant;

Statutory Reserves means, with respect to the Committed Purchaser any Investment made in any currency, any currency, maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Bank of England, the Financial Services Authority, the European Central Bank or other Official Body for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined, in each case expressed as a percentage of the Invested Amount in respect of such Investment, as determined by the Funding Administrator. The Statutory Reserve rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement;

STIBOR means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for SEK) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Funding Administrator at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, at 11:00 a.m. London time on the relevant date for offering deposits in SEK for one month, and, if any such rate is below zero, STIBOR will be deemed to be zero;

Stress Factor means 2.25;

Subordinated Lender means Greif CC in its capacity as subordinated lender under the Subordinated Loan Agreement;

Subordinated Loan means collectively, all the Subordinated Loan Advances made available by the Subordinated Lender to the Main SPV under the Subordinated Loan Agreement;

Subordinated Loan Advance has the meaning given to it in the Subordinated Loan Agreement;

Subordinated Loan Agreement means the subordinated loan agreement dated on or about the date of this Agreement between the Subordinated Lender, the Main SPV, the Facility Agent and the Main SPV Administrator;

Subordinated Loan Required Advance Amount means in respect of an Investment Date the sum in each Approved Currency of (a) the positive difference between the Nominal Amount of all outstanding Purchased Receivables (including the Purchased Receivables that are to be purchased on such Investment Date) on such Investment Date in such Approved Currency, less the Investments on such Investment Date in the Approved Currency, (b) any amounts due in one or more Approved Currencies to remedy a breach of a Funding Test, and (c) any other amounts due by the Main SPV under the Nieuw Amsterdam Receivables Purchase Agreement in such Approved Currency;

Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that in no event shall the term Subsidiary include any Person unless and until its financial results are required to be consolidated with Greif Inc.’s financial results under GAAP. Unless otherwise specified, all references herein to a Subsidiary or to Subsidiaries shall refer to a Subsidiary or Subsidiaries of Greif Inc.;

Swap Contract means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a Master Agreement), including any such obligations or liabilities under any Master Agreement;

Swap Termination Value means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any affiliate of a Lender;

Swedish Debt Collection Act means the Swedish Debt Collection Act (Sw. inkassolagen (1974:192));

Swedish Originators means the Originators that are located in Sweden as set out in Schedule 1, and Swedish Originator means any of them as the context may require;

Swedish Personal Data Act means the Swedish Personal Data Act (Sw. Personuppgiftslagen (Sw. Personuppgiftslagen (1998:204));

Swedish Receivables means the Receivables originated by a Swedish Originator and governed by Swedish law;

Tax shall be construed so as to include any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature whatsoever (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed or levied by or on behalf of any relevant jurisdiction or any sub-division of it or by any authority in it having power to tax, and Taxes, tax, taxes, taxation, taxable and comparable expressions shall be construed accordingly;

TD Pledged Rights means any and all present and future rights (vorderingen) of the Main SPV (including but not limited to rights to repayment of principal, payment of interest and payment of other amounts as well as rights to non-monetary payment) under or in respect of the Transaction Documents against each of the Transaction Documents Parties (other than the Main SPV and the Facility Agent);

Termination Date means, following the occurrence and continuation of a Termination Event (other than an Insolvency Termination Event) the date notified by the Funding Administrator to the Performance Indemnity Provider, Greif CC and Main SPV in writing, and upon the occurrence and continuation of an Insolvency Termination Event, the date on which the relevant Insolvency Termination Event occurred;

Termination Event means the occurrence of any of the following events:

(a)	the Main SPV or any Greif Transaction Party (other than an Originator) fails to pay any amount due under the Transaction Documents to which it is a party or to the account designated for such purpose within 2 Business Days of the due date therefor; or

(b)	the Main SPV or any Greif Transaction Party (other than an Originator) defaults in the performance or observance of any of its other obligations (other than a failure to perform or comply with obligations, which failure, in the reasonable opinion of the Facility Agent is not material) under or in respect of any Transaction Document and such default (a) is, in the reasonable opinion of the Facility Agent, incapable of remedy or (b) being a default, which is, in the reasonable opinion of the Facility Agent capable of remedy remains unremedied for 10Business Days or such longer period as the Facility Agent may agree after the Facility Agent has given written notice to the Main SPV or the relevant Greif Transaction Party (as the case may be);

(c)	any representation made or deemed to be made by the Main SPV or any Greif Transaction Party (other than an Originator) under any or in respect of any of the Transaction Documents proves to have been incorrect or misleading when made or deemed to be made (other than a misrepresentation, which, in the reasonable opinion of the Facility Agent, is not material) and such misrepresentation is incapable of remedy or (b) being a misrepresentation which (in the reasonable opinion of the Facility Agent) is capable of remedy remains unremedied for 10 Business Days or such longer period as the Facility Agent may agree after the Facility Agent has given written notice to the Main SPV or the relevant Greif Transaction Party (as the case may be);

(d)	the Master Servicer fails to deliver a Report in accordance with the terms of the Servicing Agreement and such Report is not provided in the form, format and manner contemplated in the Servicing Agreement within 2 Business Days of the due date of the delivery of such Report;

(e)	any Greif Transaction Party disposes of, or agrees to dispose of Purchased Receivables representing a material amount, or creates or agrees to create, an Adverse Claim on Purchased Receivables representing a material amount other than in accordance with the Transaction Documents;

(f)	it is or becomes unlawful for the Main SPV or any Greif Transaction Party to perform any of its material obligations under the Transaction Documents to which it is a party; or any of the material obligations under the Transaction Documents ceases to be a legal, valid and binding and enforceable obligation of any such Transaction Party;

(g)	the Main SPV or any Greif Transaction Party: (a) takes corporate action for its dissolution, liquidation or legal demerger or a substantial part of its assets are placed under administration; or (b) is or becomes Insolvent;

(h)	on a Reporting Date, the three-month rolling average Delinquency Ratio exceeds 0.016;

(i)	on a Reporting Date, the three-month rolling average Dilution Ratio exceeds 0.034;

(j)	on a Reporting Date, the three-month rolling average Days Sales Outstanding exceeds 85;

(k)	on any Investment Date, the Funding Base being less than the Aggregate Invested Amounts on such Investment Date and the Subordinated Lender has indicated that it will not provide a Subordinated Loan to cover the difference;

(l)	the occurrence of a Cross Default Event;

(m)	the occurrence of a Change of Control Event;

(n)	the Main SPV or any Greif Transaction Party repudiates a Transaction Document to which it is a party or evidences an intention to repudiate such a Transaction Document;

(o)	the second occurrence of an Originator Termination Event in respect of two (or more) separate Originators; and

(p)	the occurrence of the Facility Maturity Date (the Expiration Termination Event);

Tranche has the meaning specified in Section 11 of the Nieuw Amsterdam Receivables Purchase Agreement;

Tranche Period means, with respect to any Tranche (a) initially the period commencing on (and including) the applicable Investment Date and ending on (and excluding) the next Investment Date and (b) thereafter, each successive period commencing on (and including) the last day of the immediately preceding Tranche Period for such Tranche and ending on (and excluding) the next succeeding Investment Date; provided that:

(a)	any Tranche Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided that if Yield in respect of such Tranche Period is computed by reference to the Eurocurrency Rate, and such Tranche Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Tranche Period shall end on the next preceding Business Day);

(b)	in the case of any Tranche Period of one day (A) if such Tranche Period is the initial Tranche Period for a Tranche, such Tranche Period shall be the applicable Investment Date, (B) any subsequently occurring Tranche Period which is one day shall, if the immediately preceding Tranche Period is more than one day, be the last day of such immediately preceding Tranche Period and, if the immediately preceding Tranche Period is one day, be the day next following such immediately preceding Tranche Period and (C) if such Tranche Period occurs on a day immediately preceding a day which is not a Business Day, such Tranche Period shall be extended to the next succeeding Business Day;

(c)	in the case of any Tranche Period for any Tranche which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Tranche Period shall end on the Termination Date and the duration of each Tranche Period which commences on or after the Termination Date shall be as selected by the Funding Administrator on behalf of the relevant Funding Purchaser; and

(d)	any Tranche Period in respect of which Yield is computed by reference to the CP Rate may be terminated at the election of the Funding Administrator, at any time, in which case the Tranche allocated to such terminated Tranche Period shall be allocated to a new Tranche Period commencing on (and including) the date of such termination and ending on (but excluding) the next Investment Date;

Transaction Documents means:

(a)	this Master Definitions Agreement

(b)	the Receivables Purchase Agreements;

(c)	the Servicing Agreement;

(d)	the Management Agreements;

(e)	the Administration Agreement;

(f)	the Subordinated Loan Agreement;

(g)	the Liquidity Facility Agreement;

(h)	the Performance and Indemnity Agreement;

(i)	the Rights Pledge Agreement;

(j)	the Belgian Collection Account Pledge Agreement;

(k)	the Danish Collection Account Pledge Agreement;

(l)	the English Collection Account Pledge Agreement; and

(m)	the Funding Cost Fee Letter;

(n)	any other document deemed to be a Transaction Document for the purposes of this Agreement by the Facility Agent (acting on behalf of the Funding Purchasers), the Italian Intermediary and Greif CC in its capacity as the Originators’ Agent, the Master Servicer and the Belgian Intermediary;

and Transaction Document means any of them as the context may require;

Transaction Party Obligation means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or become due) of any Transaction Party to the Secured Creditors arising under or in connection with the Nieuw Amsterdam Receivables Purchase Agreement or any other Transaction Document or the transactions contemplated thereby, and shall include the Aggregate Invested Amount, Yield accrued and to accrue to maturity with respect to all Tranche Periods at such time, Fees, and all other amounts owed and payable (whether or not due and payable) by any Transaction Party under or in connection with the Nieuw Amsterdam Receivables Purchase Agreement or any other Transaction Document (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), including interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Transaction Party (in each case whether or not allowed as a claim in such proceeding;

Transaction Parties means:

(a)	the Originators;

(b)	the Originators’ Agent;

(c)	the Intermediaries;

(d)	the Main SPV;

(e)	the Main SPV Administrator;

(f)	the Main SPV Account Bank;

(g)	the Directors;

(h)	the Shareholder;

(i)	the Funding Purchasers;

(j)	the Funding Administrator;

(k)	the Facility Agent;

(l)	the Master Servicer;

(m)	the Performance Indemnity Provider; and

(n)	the Subordinated Lender;

and Transaction Party means any of them as the context may require;

Transmission Date means, in respect of a Data Period, a day that is ten (10) Business Days prior to the relevant Investment Date;

UK Originators means the Originators that are located in England and Wales;

UK Receivables means the Receivables originated by a UK Originator and governed by English law;

Unpaid Balance means, with respect to any Purchased Receivable at any time, the unpaid amount of such Purchased Receivable at such time, excluding any finance, interest, late payment or similar charges owing by an Debtor in respect of such Purchased Receivable;

Usage Fees has the meaning given to it in the Funding Costs Fee Letter;

Unused Facility Fees has the meaning given to it in the Funding Costs Fee Letter;

VAT and Value Added Tax means value added tax as levied in accordance with Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax (repealing the Sixth Council Directive 77/388/EEC of 17 May 1977 on the harmonisation of the laws of Member States relating to turnover taxes) as implemented in the Member States of the European Union under their respective value added tax legislation and legislation supplemental thereto; and (b) any other tax of a similar fiscal nature (including but not limited to goods and services tax), whether imposed in a Member State of the European Union in substitution for, or levied in addition to, such tax, or in any other jurisdiction;

Voting Stock means means, with respect to any Person as of any date, the shares of such Person that is at the time entitled to vote in the election of the board of directors of such Person;

Written-off Receivable means a Receivable which has been written-off, or qualifies or would qualify for a write-off, as irrevocable in accordance with the relevant Credit and Collection Policies;

Yield means, for any Tranche and any Tranche Period, the sum of (without double-counting):

(a)	for each day during such Tranche Period on which any amount of such Tranche is outstanding, the result of the following:

plus

(b)	the Liquidation Fee, if any, in respect of such Tranche or part thereof for such Tranche Period,

where:

YR	=	the Yield Rate for such Tranche for such day;

IA	=	the aggregate Invested Amount of such Tranche on such day;

Y	=	360, 365 or 366, as provided in Section 6.4 of the Nieuw Amsterdam Receivables Purchase Agreement;

Yield Rate means, with respect to any Tranche for any day, (a) if such Tranche is funded on such day by the Conduit Purchaser through the issuance of Commercial Paper (including any Tranche funded by the Committed Purchaser which is refinanced, directly or indirectly, through the issuance of Commercial Paper), the CP Rate plus the Applicable Margin and (b) otherwise, the Alternate Rate; provided that, and notwithstanding anything herein to the contrary, at all times that a Termination Event has occurred and is continuing, the Yield Rate for all Tranches shall be a rate per annum equal to the Default Rate; and

Yield Reserve means an amount (expressed as a percentage) that is calculated as the product of:

(a)	prevailing 1 month weighted average of EURIBOR, GBP LIBOR, STIBOR, CIBOR and NIBOR plus 1.65% per annum.;

(b)	2.25; and

(c)	Days Sales Outstanding divided by 360.

1.2	Construction

(a)	Except to the extent the context otherwise requires, any reference in any of the Transaction Documents to:

(i)	encumbrance includes any mortgage, charge or pledge or other limited right securing any obligation of any person, or any other arrangement having a similar effect;

(ii)	indebtedness includes any obligation (whether incurred as principal debtor, co-debtor, surety or otherwise) for the payment or repayment of money, whether present or future, actual or contingent;

(iii)	month means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it commences or, where there is no date in the next calendar month numerically corresponding as aforesaid, the last day of such calendar month, and months and monthly shall be construed accordingly;

(iv)	a reference in any agreement or document to a day shall be construed as a reference to a calendar day;

(v)	a reference in any agreement or document to be a party, Party, parties or Parties shall be construed as a reference to a party or the parties entering into such agreement or document, but shall also be a reference to any successors or assignees of such party;

(vi)	person includes any individual, firm, company, institution, government, state or agency of a state or subdivision of a state or any association or partnership (whether or not having separate legal personality) or two or more of the foregoing and its successors in title, permitted assigns and permitted transferees;

(vii)	principal shall be construed as the English translation of hoofdsom/montant principal;

(viii)	a reference to a law or a provision of law is a reference to that law or that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(ix)	a reference to an agreement or another document is a reference to that agreement or other document as amended, supplemented, novated, re-enacted or restated; and

(x)	a time of day is a reference to Amsterdam time.

(b)	Headings in a Transaction Document does not affect its interpretation.

(c)	Use of the singular shall, where the context requires, include the plural (and vice versa).

(d)	If a party is obliged to make a payment or deliver a report, a notice or any other document on a certain day of the month under a Transaction Document and such day is not a Business Day, then that day shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which case such day or date shall be brought forward to the immediately preceding Business Day.

COMMON TERMS

2.	FURTHER ASSURANCE

Each Transaction Party designated as an Obligor in any Transaction Document for the purposes of this Clause shall (at such Transaction Party’s cost) do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power and as may be reasonably requested of it by the Transaction Party designated as an Obligee in such Transaction Document for the purposes of this Clause in order to implement and/or give effect to the Obligor’s obligations set out in such Transaction Document.

3.	NO RELIANCE

Each Transaction Party agrees that:

(a)	it has not entered into any of the Transaction Documents in reliance upon any representation, warranty or undertaking of any other Transaction Party which is not expressly set out or referred to in one of the Transaction Documents; and

(b)	except in respect of an express representation or warranty under any of the Transaction Documents, it shall not have any claim or remedy in respect of any misrepresentation or breach of warranty by any other Transaction Party or in respect of any untrue statement by any other Transaction Party, regardless of whether such misrepresentation, breach or untrue statement was made, occurred or was given prior to the execution of any of the Transaction Documents.

4.	NO RESCISSION OR NULLIFICATION

To the extent permitted by applicable law, each Transaction Party excludes and waives any right pursuant to Sections 6:265 et seq. of the Dutch Civil Code to rescind (ontbinden), in whole or in part, or nullify (vernietigen) or request the rescission (ontbinding), in whole or in part, or nullification of, any Transaction Document to which it is a party.

5.	BREACH OF DUTY

Nothing in this Clause shall have the effect of limiting or restricting any liability of a Transaction Party arising as a result of any gross negligence (grove schuld), fraud, wilful misconduct (opzet) or breach of any agreement by such person.

6.	FACILITY PARTY TO TRANSACTION DOCUMENTS

6.1	Better preservation and enforcement of rights

Except as otherwise specified in a Transaction Document, the Facility Agent has agreed to become a party to the Transaction Documents to which it is expressed to be a party for the better preservation and enforcement of its rights under the Transaction Documents and shall not assume any liabilities or obligations under any Transaction Document unless such obligation or liability is expressly assumed by the Facility Agent in such Transaction Document.

6.2	Facility Agent has no responsibility

The Facility Agent shall not have any responsibility for any of the obligations of the other Transaction Parties and the other Transaction Parties acknowledge that the Facility Agent has no such responsibility.

6.3	Third party beneficiary stipulation

The Facility Agent shall be entitled to demand performance by any of the Transaction Parties of their respective obligations owed to any of the other Transaction Parties under, pursuant to and/or in connection with any of the relevant Transaction Documents pertaining to the Main SPV, and to otherwise invoke any such Transaction Document against any of them, whether or not the Facility Agent is itself a party to such Transaction Document.

7.	CHANGE OF TRANSACTION PARTY

Unless provided otherwise, if there is any change in the identity of a Transaction Party, each of the Transaction Parties shall execute such documents and take such action as the Facility Agent, the new Transaction Party and the outgoing Transaction Party may reasonably require for the purposes of vesting in the new Transaction Party the benefit of any relevant Transaction Documents and the rights, powers and obligations of the relevant Transaction Party under such Transaction Documents, and releasing the outgoing Transaction Party from its future obligations under such Transaction Documents.

8.	RESTRICTION ON ENFORCEMENT OF SECURITY, NON-PETITION AND LIMITED RECOURSE

8.1	Enforcement

Each of the Transaction Parties agrees that until the date falling one year and one day after the Final Discharge Date:

(a)	only the Facility Agent is entitled to enforce the Security or to take proceedings against Greif CC and the Main SPV, as applicable, to enforce the Security or any of the provisions of the Security Agreements, provided that, at the instruction of the Facility Agent, Main SPV may enforce any security created pursuant to a Collection Account Pledge Agreement;

(b)	no Transaction Party (other than the Facility Agent) nor any person acting on behalf of such Transaction Party shall have any right to take any proceedings against the Main SPV to enforce the Security or, save in accordance with the terms of the relevant Transaction Documents, to direct the Facility Agent to do so;

(c)	no Transaction Party (other than the Facility Agent) nor any person acting on behalf of such Transaction Party shall have the right to take or join any person in taking any steps against the Main SPV for the purpose of obtaining payment of any amount due from the Main SPV to such party; and

(d)	it shall not be entitled to take any steps or proceedings which would result in the Post-termination Priority of Payments not being observed.

8.2	Limited Recourse

Notwithstanding any provision of any Transaction Document, all obligations of the Main SPV and the Italian Intermediary to the other Transaction Parties are limited in recourse as set out below:

(a)	each Transaction Party agrees that it will have a right of recourse (whether directly or indirectly) only in respect of the Secured Property and will not have any claim, by operation of law or otherwise, against, or recourse to any of the Main SPV’s other assets;

(b)	each Transaction Party agrees that it will have a right of recourse indirectly against the Italian Intermediary only in respect of the amounts received by the Italian Intermediary from the Main SPV under the Italian Intermediary Receivables Purchase Agreement and will not have any claim, by operation of law or otherwise, against, or recourse to any of the Italian Intermediary’s other assets;

(c)	sums payable to each Transaction Party in respect of the Main SPV’s obligations to such Transaction Party and the obligations of the Italian Intermediary to the parties to the Italian Intermediary Receivables Purchase Agreement shall be limited to the lesser of (a) the aggregate amount of all sums due and payable by the Main SPV (or the Italian Intermediary for any sums due under the Italian Intermediary Receivables Purchase Agreement) to such party and (b) the aggregate amounts received, realised or otherwise recovered by or for the account of the Facility Agent (and in relation to the Italian Intermediary, received in accordance with the Italian Intermediary Receivables Purchase Agreement) in respect of the Secured Property whether pursuant to enforcement of the Security or otherwise, net of any sums which are payable by the Main SPV in accordance with the applicable Priority of Payments in priority to or pari passu with sums payable to such Transaction Party; and

(d)	if following final distribution of net proceeds of enforcement of the Security the Facility Agent certifies, in its sole discretion, that the Main SPV and/or the Italian Intermediary has insufficient funds to pay in full all of the Main SPV’s obligations to such party, each Transaction Party shall have no further claim against the Main SPV and/or the Italian Intermediary (as the case may be) to the extent of such shortfall in respect of any unpaid amounts and such unpaid amounts shall be deemed to be discharged in full.

8.3	Obligations of the Main SPV

The obligations of the Main SPV under the Transaction Documents shall be payable solely to the extent of funds received from Collections and from any other party to the Transaction Documents.

8.4	Obligations of the Conduit Purchaser

The obligations of the Conduit Purchaser under the Transaction Documents shall be payable solely to the extent of funds received from Collections, from any other party to the Transaction Documents, or Conduit Support Providers under the Conduit Support Agreements and the Conduit Funding Documents in accordance with the terms thereof in excess of any funds required to pay matured and maturing Commercial Paper.

8.5	Non-petition

Each of the Transaction Parties hereby agrees that it shall not, until the expiry of one (1) year and one (1) day after the later of (i) the Final Discharge Date and (ii) the payment in full of all outstanding Commercial Paper or other indebtedness of the Conduit Purchaser in connection with any of the Conduit Support Agreements and the Conduit Funding Documents (in the case of the Conduit Purchaser and Conduit Support Providers) take any corporate action or other steps or legal proceedings (including Insolvency Proceedings) for the winding-up, dissolution or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of any of the Main SPV or the Funding Purchasers or any Conduit Support Providers or of any or all of any revenues or assets of the Main SPV or the Funding Purchasers or any Conduit Support Providers.

8.6	Survival of termination

The obligations arising out of this Clause 8 are continuing and, in particular, shall survive and remain binding on each Transaction Party for a period of the one (1) year and one (1) from the earlier of:

(i)	the date on which all amounts payable by any Greif Transaction Party under or in connection with this Agreement have been paid in full; and

(ii)	the date on which such Transaction Party otherwise ceases to be a Transaction Party.

9.	PROVISIONS RELATING TO THE SECURITY AGREEMENT

9.1	Secured Creditors and Transaction Documents

Each Secured Creditor shall be bound by, and deemed to have notice of, all of the provisions of the Transaction Documents, which are relevant to such Secured Creditor as if it was a party to each such Transaction Document.

9.2	Notice of pledge under Rights Pledge Agreement

Each Transaction Party (other than Main SPV and the Facility Agent) is hereby notified of the security interests created by the Main SPV pursuant to the Rights Pledge Agreement and confirms to have received notice of such security interests.

9.3	Recoveries after Enforcement

Except for monies paid out by the Facility Agent pursuant to the Post-termination Priority of Payments and unless explicitly provided otherwise in any Transaction Document, all monies received or recovered by the Secured Creditors in respect of the Secured Property after delivery of an enforcement notice (whether by way of set-off, retention, compensation, balancing of accounts or otherwise) shall forthwith be paid to (and pending such payment held as custodian (bewaarnemer) or on trust for the account of) the Facility Agent.

10.	NO OBLIGATIONS IN CERTAIN CIRCUMSTANCES

10.1	No recourse against shareholders and others

No recourse under any obligation, covenant or agreement of the Main SPV, the Italian Intermediary, the Funding Purchasers or Conduit Support Providers contained in the Transaction Documents to which it is expressed to be a party shall be had against any shareholder, officer or director of any of the Funding Purchasers, the Italian Intermediary, the Conduit Support Providers, or the Main SPV as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the Transaction Documents to which it is expressed to be a party is a corporate obligation of the Main SPV, the Italian Intermediary, the Funding Purchasers or Conduit Support Provider and no liability shall attach to or be incurred by the shareholders, officers, agents or directors of any of the Main SPV, the Italian Intermediary, the Funding Purchasers or the Conduit Support Provider as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Main SPV, the Italian Intermediary, the Funding Purchasers or the Conduit Support Provider contained in the Transaction Documents to which it is expressed to be a party, or implied therefrom. Any and all personal liability for breaches by the Main SPV, the Italian Intermediary, the Funding Purchasers or the Conduit Support Provider of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, officer, agent or director is hereby expressly waived by the Transaction Parties.

10.2	No liability for obligations of the Main SPV

The Transaction Parties, other than the Main SPV, shall not have any liability for the obligations of the Main SPV under the Transaction Documents to which it is expressed to be a party and nothing in the Transaction Documents shall constitute the giving of a guarantee, an indemnity or the assumption of a similar obligation by any of such other Transaction Parties in respect of the performance by the Main SPV of the Principal Obligations.

11.	CONFIDENTIALITY

11.1	Confidentiality of Information

Each Transaction Party agrees that it shall keep confidential and it will not disclose to any person, firm or company whatsoever any information relating to the business, finances or other matters of a confidential nature of any of the Transaction Parties which it may have obtained as a result of the execution of any Transaction Document and the transactions contemplated by the Transaction Documents or of which it may otherwise have become possessed. Information in respect of Receivables is excluded from this Clause 11.

11.2	Non-Application of Confidentiality Provisions

The Transaction Parties shall use all reasonable endeavours to prevent any disclosure referred to in Clause 11.1, provided however that the provisions of Clause 11.1 hereof shall not apply:

(a)	to the disclosure of any information to any person who is a Transaction Party to any of the Transaction Documents insofar as such disclosure is expressly permitted by such Transaction Documents;

(b)	to the disclosure of any information already known to the Transaction Party that is the addressee of the information otherwise than as a result of entering into any of the Transaction Documents;

(c)	to the disclosure of any information of or relating to any Transaction Party with the consent of such Transaction Party;

(d)	to the disclosure of any information which is or becomes public knowledge otherwise than as a result of the breach of any confidentiality obligation of the disclosing Transaction Party;

(e)	to the disclosure by the Funding Administrator or Facility Agent (acting on its own behalf and, where relevant, acting on behalf of the Funding Purchasers) of any information to any prospective Funding Purchaser or Funding Administrator that has agreed to keep such information confidential in accordance with this Clause 11 or in accordance with a standard loan market confidentiality undertaking;

(f)	to the extent that the disclosing Transaction Party is required to disclose the same pursuant to any Requirement of Law, or a direction or requirement of any entity exercising executive, legislative, judicial, regulatory, or administrative functions of, or pertaining to, government, with whose directions or requirements a disclosing Transaction Party is accustomed to comply;

(g)	to the extent that the disclosing Transaction Party needs to disclose the same for the exercise, protection or enforcement of any of its rights under or in relation to the Transaction Documents or, in the case of the Facility Agent or the Funding Administrator or Main SPV Administrator, for the purpose of discharging, in such manner as it thinks fit, its duties or obligations under or in connection with the Transaction Documents in each case to such persons as require to be informed of such information for such purposes;

(h)	to the extent that the disclosing Transaction Party needs to disclose the same to any of its employees provided that before any such disclosure each Transaction Party shall make the relevant employees aware of its obligations of confidentiality under the relevant Transaction Document and shall at all times procure compliance with such obligations by such employees;

(i)	to the disclosure of any information to professional advisers who receive the same under a duty of confidentiality; or

(j)	to the disclosure of any information which any Rating Agency may require to be disclosed to it or its professional advisers.

12.	CALCULATIONS AND PAYMENTS

12.1	Basis of accrual

Unless otherwise provided in the Transaction Documents any interest, commitments, commission or fees due from one Transaction Party to another under any Transaction Document shall accrue from day to day and shall be calculated on the basis of a year of 360 days.

12.2	FX calculations

Unless otherwise provided in the Transaction Documents, if on any day, a party is required to make any calculations under or in connection with a Transaction Document involving amounts denominated in an Approved Currency other than in Base Currency, such party shall convert such amounts from such Approved Currency into Base Currency at the Applicable Conversion Rate on such day.

12.3	Currency indemnity

If any sum (a Sum) due from a paying Transaction Party to a receiving Transaction Party under any Transaction Document or any order, judgment, award or decision given or made in relation thereto has to be converted from the currency (the First Currency) in which such Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against the paying Transaction Party; or

(b)	obtaining or enforcing an order, judgment, award or decision in any court or other tribunal,

the paying Transaction Party shall indemnify the receiving Transaction Party from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to such person at the time of receipt in the international currency markets. The paying Transaction Party shall pay such indemnity to the receiving Transaction Party as soon as reasonably possible.

12.4	Payments to other Transaction Parties

On each date on which any Transaction Document requires an amount to be paid by one Transaction Party to another Transaction Party (other than the Main SPV), the paying Transaction Party shall make the relevant amount available to the receiving Transaction Party by payment to the account specified in the relevant Transaction Document for value on the due date no later than the time specified in the relevant Transaction Document or, if no time is specified in the relevant Transaction Document, by close of banking hours in the place of payment on the due date.

12.5	No set-off

Except as expressly permitted under any Transaction Document, all payments required to be made by any Transaction Party under the Transaction Documents shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim, unless the party to which such Transaction Party is required to pay, has become Insolvent, in which case set-off and counterclaim by such Transaction Party shall be permitted to the fullest extent possible under applicable law.

12.6	Rectification

If any amount paid pursuant to a Transaction Document (other than by or to the Facility Agent) shall be determined (after consultation in good faith between the Transaction Parties which are parties to the relevant Transaction Document) to have been incorrect, the Transaction Parties shall consult in good faith in order to agree upon an appropriate method for rectifying such error so that the amounts subsequently received and retained by all relevant Transaction Parties are those which they would have received and retained if no such error had been made.

13.	VALUE ADDED TAX

13.1	Exclusive of VAT

Unless otherwise provided, any sum stated to be payable under a Transaction Document by one Transaction Party to another is exclusive of any VAT chargeable on the supply for which that sum is the consideration (in whole or in part) for VAT purposes.

13.2	Input supply

If any Transaction Document requires a Transaction Party (the Payer) to reimburse another Transaction Party (the Payee) for costs related to a supply made to the Payee, the Payer shall also indemnify the Payee for any VAT burden with respect to this supply, as far as the Payee is not entitled to recover this VAT burden through deduction in its own VAT return or through a request for refund of VAT filed with the VAT authorities of the competent jurisdiction. For the purposes of this Clause 13.2 the wording VAT burden shall mean the VAT (with respect to the aforementioned supply) that has been charged to the Payee by its supplier or the VAT that has become due by the Payee on the basis of reverse charge rules (i.e. when VAT has to be paid through self-assessment by the recipient of the supply).

14.	WITHHOLDING TAXES

14.1	Tax deduction

Each payment made by a paying Transaction Party to a receiving Transaction Party under any Transaction Document shall be made without any Tax deduction, unless a Tax deduction is required by any law.

14.2	Notification

If a paying Transaction Party becomes aware that it must make a Tax deduction in respect of any payment under any Transaction Document (or that there is any change in the rate or the basis of a Tax deduction) it shall notify the receiving Transaction Party accordingly.

14.3	Tax gross-up

Except as otherwise provided in any Transaction Document, if a Tax deduction is required by law to be made by a paying Transaction Party (other than the Main SPV, the Main SPV Administrator, the Main SPV Account Bank, the Funding Purchasers, the Funding Administrator, the Italian Intermediary and the Facility Agent) the amount of the payment due from such paying Transaction Party shall be increased to an amount which (after making any Tax deduction) leaves an amount equal to the payment which would have been due if no Tax deduction had been required.

14.4	Tax Credits

If a paying Transaction Party makes a Tax payment and a receiving Transaction Party determines that a Tax credit is attributable to that Tax payment and the receiving Transaction Party has obtained, utilised and retained that Tax credit then the receiving Transaction Party shall pay an amount to the paying Transaction Party which the receiving Transaction Party determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax payment not been required to be made by the paying Transaction Party.

15.	STAMP DUTY

15.1	Stamping

If any stamp duty, registration taxes, or any other similar duties or taxes are required to be paid with respect to any Transaction Documents or any document referred to in it, the Main SPV Administrator shall promptly arrange for the document to be stamped and the duties or taxes paid for by the Main SPV.

15.2	Delivery of stamped Transaction Documents

If any Transaction Document is subject to stamp duty and counterparts or duplicates of any Transaction Document are executed, the Main SPV Administrator shall ensure that all the counterparts or duplicates are duly stamped and shall then deliver a stamped counterpart or duplicate to each other Transaction Party to such Transaction Document as soon as practicable.

16.	NOTICES

16.1	Communications in writing

Except as otherwise specified in a Transaction Document, any notice:

(a)	shall be in writing;

(b)	shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof; and

(c)	shall be delivered personally or sent by post (and air mail if overseas) or by fax to the party due to receive the notice at its address as specified in Schedule 2 hereto or to another address specified by that party by not less than 7 days’ written notice to the other Transaction Parties received before the notice was despatched.

16.2	Time of receipt

Unless there is evidence that it was received earlier, a notice marked for the attention of the person specified in accordance with Clause 16.1 is deemed given:

(a)	if delivered personally, when left at the relevant address referred to in the Notices Details;

(b)	if sent by post, except air mail, two (2) Business Days after posting it;

(c)	if sent by air mail, six (6) Business Days after posting it; and

(d)	if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

16.3	Notice to Debtors

All notices made under or pursuant to the Transaction Documents to Debtors located in the jurisdictions described in Schedule 2 will be made in compliance with the requirements set out therein.

17.	VARIATION OF TRANSACTION DOCUMENTS

17.1	Transaction Documents; Facility Agent’s consent

A variation of any Transaction Document is valid only if it is in writing and signed by or on behalf of the Facility Agent, the Main SPV (or, in relation to the Italian Intermediary Receivables Purchase Agreement, the Italian Intermediary (acting upon the instructions of the Facility Agent)) and each other Transaction Party which is a party to such Transaction Document and notification is made to the Rating Agencies of such variation.

17.2	Master Definitions Agreement

A variation of this Agreement is valid in respect of (i) a Transaction Party or (ii) a Transaction Document which incorporates the definitions and/or Common Terms contained in this Agreement (or if the definitions and/or the Common Terms contained in this Agreement otherwise apply to that Transaction Document), only if (a) it is signed by each of the Transaction Parties which is a party to such Transaction Document and (b) it is signed by the Main SPV and the Facility Agent pursuant to Clause 17.1.

18.	PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of any provision of the Transaction Documents or any part thereof under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision. In the event that a provision of a Transaction Document is invalid, illegal, not binding, or unenforceable (either in whole or in part), the remainder of such Transaction Document shall continue to be effective to the extent that, in view of such Transaction Document’s substance and purpose, such remainder is not inextricably related to and therefore inseverable from the invalid, illegal, not binding or unenforceable provision. The parties shall make every effort to reach agreement on a new clause which differs as little as possible from the invalid, illegal, not binding or unenforceable provision, taking into account the substance and purpose of such Transaction Document.

19.	ENTIRE AGREEMENT

The Transaction Documents and any documents referred to in the Transaction Documents constitute the entire agreement and understanding between the Transaction Parties relating to the transactions contemplated by such Transaction Documents.

20.	MULTIPLE CAPACITIES

Where any Transaction Party acts in more than one capacity under a Transaction Document, the provisions of that Transaction Document shall apply to such person as though it were a separate party in each such capacity.

21.	INCONSISTENCY

If a provision of any Transaction Document is inconsistent with any provision of this Agreement, the provision of such Transaction Document shall prevail.

22.	SERVICES NON-EXCLUSIVE

22.1	Non-Exclusivity

Except as otherwise provided in a Transaction Document, nothing in the Transaction Documents shall prevent any Transaction Party from rendering services similar to those provided for in the Transaction Documents to other persons, firms or companies or from carrying on any business similar to or in competition with the business of any of the Transaction Parties.

22.2	Existing Businesses

Nothing in the Transaction Documents shall prevent any Transaction Party from carrying on its own business in the manner which it thinks fit, unless, by so doing, it would render itself unable to perform its obligations under the Transaction Documents in the manner contemplated in the Transaction Documents.

23.	EXERCISE OF RIGHTS AND REMEDIES

23.1	No waiver

A failure to exercise or delay in exercising a right or remedy provided by any Transaction Document or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by any Transaction Document or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

23.2	Rights and remedies cumulative

The rights and remedies contained in a Transaction Document are cumulative and not exclusive of rights or remedies provided by law.

23.3	Facility Agent’s consent

No right or remedy provided by any Transaction Document is capable of being waived other than with the prior written consent of the Facility Agent (and in relation to the Italian Intermediary Receivables Purchase Agreement, the Italian Intermediary acting upon the instructions of the Facility Agent).

24.	ASSIGNMENT AND SUBCONTRACTING

24.1	Successors

Unless otherwise provided for in such Transaction Document, each Transaction Document shall be binding upon and enure to the benefit of each Transaction Party which is a party to such Transaction Document or is otherwise bound by its terms and its or any subsequent successors and assigns.

24.2	Assignment

Save as contemplated by the Transaction Documents, a Transaction Party (other than the Facility Agent) may not assign, transfer, pledge or otherwise encumber, or purport to assign, transfer, pledge or otherwise encumber a right or obligation under any Transaction Document to which it is a party without the prior written consent of the Facility Agent.

24.3	Benefit

Each Transaction Party (other than the Facility Agent) is entering into each Transaction Document to which it is a party for its benefit and not for the benefit of another person.

24.4	Subcontract

A Transaction Party may not subcontract the performance of any of its obligations under a Transaction Document, unless specifically permitted under the terms of the Transaction Documents.

24.5	Counterpart

Each Transaction Document may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

25.	GOVERNING LAW AND JURISDICTION

25.1	Governing law of the Common Terms

If, and to the extent that, the Common Terms apply or otherwise are incorporated by reference into any Transaction Document, such Common Terms and all non-contractual obligations arising out of or pursuant to them shall be governed by, and construed in accordance with, the laws governing that Transaction Document and the provision of that Transaction Document setting out the relevant jurisdiction shall apply mutatis mutandis to such Common Terms.

25.2	Attorney

If a party to a Transaction Document is represented by (an) attorney(s) in connection with the execution of such Transaction Document or any agreement or document pursuant hereto, and the relevant power of attorney is expressed to be governed by Netherlands law, such choice of law is hereby accepted by the other parties, in accordance with Article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement the day and the year first above written.

SIGNATORIES

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.; LONDON BRANCH As Facility Agent, Funding Administrator, Committed Purchaser, Main SPV Account Bank and Main SPV Administator

By:	By:
Title:	Title:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

As Italian Intermediary

By:	By:
Title:	Title:

NIEUW AMSTERDAM RECEIVABLES CORPORATION

As Conduit Purchaser

By:
Title:

COOPERAGE RECEIVABLES FINANCE B.V.

As Main SPV

/s/ Gawein Heijmans		/s/ Aura Bok
By:	Gawein Heijmans	By:	Anna Bak
Title:	Attorney in fact	Title:	Attorney in fact

STICHTING COOPERAGE RECEIVABLES FINANCE

As Shareholder

/s/ Gawein Heijmans		/s/ Aura Bok
By:	Gawein Heijmans	By:	Anna Bak
Title:	Attorney in fact	Title:	Attorney in fact

GREIF COORDINATION CENTER BVBA

for itself as Servicer, Subordinated Lender, Belgian Intermediary, Originators’ Agent and on behalf of each originator

/s/ Michel Verholen
By:	Michel Verholen
Title:	Director

GREIF, INC.

AS PERFORMANCE INDEMNITY PROVIDER

/s/ Gary R. Martz		/s/ Robert M. McNutt
By:	Gary R. Martz	By:	Robert M. McNutt
Title:	Executive Vice President	Title:	Senior Vice President

TRUST INTERNATIONAL MANAGEMENT (T.I.M.) B.V.

as Director

/s/ Gawein Heijmans		/s/ Aura Bok
By:	Gawein Heijmans	By:	Anna Bak
Title:	Attorney in fact	Title:	Attorney in fact

SCHEDULE 1

ORIGINATORS

No.	Originator name	Location

1	Greif Belgium BVBA	Belgium

2	Pack2pack Rumbeke NV	Belgium

3	Pack2pack Zwolle BV	The Netherlands

4	Greif Nederland B.V.	The Netherlands

5	Pack2Pack Halsteren B.V.	The Netherlands

6	Greif Italia S.p.A.	Italy

7	Fustiplast S.p.A.	Italy

8	Greif France S.A.S.	France

9	Pack2pack Lille SAS	France

10	Greif Packaging Spain S.A.	Spain

11	Greif UK Ltd.	England

12	Greif Germany GMBH	Germany

13	Fustiplast GmbH	Germany

14	Pack2pack Mendig GmbH	Germany

15	Greif Portugal S.A.	Portugal

16	Greif Sweden Aktiebolag	Sweden

17	Greif Packaging Sweden Aktiebolag	Sweden

18	Greif Norway AS	Norway

SCHEDULE 2

NOTICE DETAILS

Party	Notice Details

An Originator or the Originator’s Agent

Greif Coordination Center BVBA

Beukenlei 24, 2960 Brecht, Belgium

Attn.: Mr. Frank Maes

Facsimile: +32 3 6700246

Telephone: +32 3 6700204

CC

Greif International Holding BV

Bergseweg 6, 3633 AK Vreeland The Netherlands

Attn. Wanda H. van Engelen

Facsimile: +31 (0)294 238 227

Telephone: +31 (0)294 238 382

CC

Greif, Inc.

425 Winter Road

Delaware, Ohio 43015

United States of America

Attn: Gary R. Martz

Facsimile: +1 740 549 6101

Telephone: +1 740 549 6188

Master Servicer, Belgian Intermediary or Subordinated Lender

Greif Coordination Center BVBA

Beukenlei 24, 2960 Brecht, Belgium

Attn.: Mr. Frank Maes

Facsimile: +32 3 6700246

Telephone: +32 3 6700204

CC

Greif International Holding BV

Bergseweg 6, 3633 AK Vreeland The Netherlands

Attn. Wanda H. van Engelen

Facsimile: +31 (0)294 238 227

Telephone: +31 (0)294 238 382

CC

Greif, Inc.

425 Winter Road

Delaware, Ohio 43015

United States of America

Attn: Gary R. Martz

Facsimile: +1 740 549 6101

Telephone: +1 740 549 6188

Performance Indemnity Provider

Greif, Inc.

425 Winter Road

Delaware, Ohio 43015

United States of America

Attn: Mr Gary R. Martz

Facsimile: +1 740 549 6101

Telephone: +1 740 549 6188

CC

Greif International Holding BV

Bergseweg 6, 3633 AK Vreeland, The Netherlands

Attn. Wanda H. van Engelen

Facsimile: +31 (0)294 238 227

Telephone: +31 (0)294 238 382

CC

Greif Coordination Center BVBA

Beukenlei 24, 2960 Brecht, Belgium

Attn.: Frank Maes

Facsimile: +32 3 6700246

Telephone: +32 3 6700204

Main SPV	Naritaweg 165 Telestone 8 1043 BW Amsterdam, The Netherlands Attn: Managing Directors Facsimile: +31 (0)20 5722 650 Telephone: +31 (0)20 5722 300 Email: AmsStructuredFinance@citco.com

Main SPV’s Director

Trust International Management (T.I.M.) B.V.

Naritaweg 165 Telestone 8

1043 BW Amsterdam, The Netherlands

Attn: Managing Directors

Facsimile: +31 (0)20 5722 650

Telephone: +31 (0)20 5722 300

Email: AmsStructuredFinance@citco.com

Director

Trust International Management (T.I.M.) B.V.

Naritaweg 165 Telestone 8

1043 BW Amsterdam, The Netherlands

Attn: Managing Directors

Facsimile:+31 (0)20 5722 650

Telephone: +31 (0)20 5722 300

Email: AmsStructuredFinance@citco.com

Shareholder	Naritaweg 165 Telestone 8 1043 BW Amsterdam, The Netherlands Attn: Managing Directors Facsimile:+31 (0)20 5722 650 Telephone: +31 (0)20 5722 300 Email: AmsStructuredFinance@citco.com

The Italian Intermediary	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. Attn: Eugene van Esveld P.O. Box 17100, 3500 HG Utrecht, The Netherlands

The Funding Purchaser(s)

(1)

Nieuw Amsterdam Receivables Corporation

c/o Global Securitization Services, LLC

68 South Service Road

Suite 120

Melville, New York 11747

United States of America

Attn: Damian A Perez / Bill Pierce

Telephone: +1 212 631 930 7218

Facsimile: + 1 212 302 8767

With a copy to the following:

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.

(trading as Rabobank International), London Branch

Thames Court

One Queenhithe

London

EC4V 3RL

England

Attn: European Securitisation Group, Graeme Hattie

Telephone: +44 (0)20 7809 3665

Facsimile: +44 (0)20 7809 3523

(2)

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as

Rabobank International), London Branch

Thames Court

One Queenhithe

London

EC4V 3RL

England

Attn: European Securitisation Group, Graeme Hattie

Telephone: +44 (0)20 7809 3665

Facsimile: +44 (0)20 7809 3523

The Funding Administrator, Main SPV Administrator or Facility Agent and Main SPV Account Bank

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International), London Branch

Thames Court

One Queenhithe

London

EC4V 3RL

England

Attn: European Securitisation Group, Graeme Hattie

Telephone: +44 (0)20 7809 3665

Facsimile: +44 (0)20 7809 3523

SCHEDULE 3

ELIGIBILITY CRITERIA

The Receivables that satisfy each of the following criteria are Eligible Receivables:

(a)	A Receivable that has been originated by the Seller in the ordinary course of its business.

(b)	In the case of a Receivable which does not arise from a Key Account Contract, a Receivable which is governed by the laws of the jurisdiction of the Seller.

(c)	In the case of a Receivable arising from a Key Account Contract, a Receivable that is governed by the laws of either Belgium, England, France, Italy, Portugal, Spain, Germany, Sweden, the Netherlands, Denmark, Norway, the State of California and the State of Michigan.

(d)	A Receivable with respect to which the applicable Originator has performed all obligations required to be performed by it thereunder or under any related Contract, including shipment of the merchandise and/or the performance of the services purchased thereunder.

(e)	A Receivable that is denominated in EUR, NOK, SEK, DKK or GBP.

(f)	A Receivable where payment is due no later than 365 days after the relevant invoice date.

(g)	A Receivable that is not a Delinquent Receivable or a Defaulted Receivable.

(h)	A Receivable where the terms thereof (including payment terms) has not been altered, adjusted or extended in a manner that would materially adversely affect the transferability or collectability of such Receivable or the ability of a Transaction Party to comply with the terms of the Transaction Documents.

(i)	A Receivable which has been underwritten in all material respects accordance with the relevant Originator’s Credit and Collection Policy and complies in all material respects with applicable laws.

(j)	A Receivable which is freely assignable by the relevant Originator without the need to give notice to, or obtain the consent of, the Debtor or any third party (or if such notice or consent is required, it has been obtained or given).

(k)	The relevant Originator is the legal and beneficial owner of the Receivable, has good and marketable title to it, and is entitled and empowered to sell the Receivable to the Buyer.

(l)	A Receivable which together with its related Contract constitutes the legal, valid, binding and enforceable obligation of the Debtor and is at the time of sale not subject to any litigation, dispute, counterclaim or other defence.

(m)	A Receivable which together with its related Contract does not contravene any applicable law which would render such Receivable unenforceable or which would otherwise impair in any material respect the collectability of such Receivable.

(n)	The Debtor of the Receivable is not a Delinquent Debtor.

(o)	A Receivable which is free and clear of any charge, encumbrance or Adverse Claim, and has not (save in respect of ING Receivables) been previously sold or pledged to any other party.

(p)	Where a Receivable as well as the Collections relating thereto and any Related Rights can be easily segregated and identified for ownership purposes on any given day.

(q)	A Receivable that is identifiable by its Nominal Amount, Debtor name and address, and its term, the details of which are electronically stored in the computer systems of the relevant Originator and/or the Master Servicer at any given time.

(r)	Where a Receivable and its Related Rights and Contracts are not subject to any current account arrangements.

(s)	A Receivable that does not originate from the resale of products which were subject to an Adverse Claim or for which the original acquisition price has not been paid by the relevant Originator.

(t)	A Receivable that does not originate from the resale of products which had been acquired by the relevant Originator subject to a reservation of title, unless the reservation of title has lapsed due to the payment of the original acquisition price or has otherwise lapsed.

(u)	A Receivable evidenced by an invoice issued to the relevant Debtor which complies with the applicable VAT requirements, and which shows the amount and percentage of VAT applied, if any.

(v)	A Receivable that does not carry any contractually agreed interest (other than late payment interest) and which is not subject to any withholding tax and in respect of which no stamp, registration or similar tax is required to be paid.

(w)	A Receivable that does not arise under a contract which by its terms restricts or prevents the receipt and/or disclosure of the Receivable and any other Debtor related information as may be required in connection with the sale of such Receivable under the terms of any of the Transaction Documents or for the purposes of enforcement.

(x)	A Receivable that does not arise under a contract which is subject to consumer protection or public procurement laws and regulations.

(y)	A Receivable that is not subject to any currency convertibility or currency transfer limitation.

(z)	A Receivable that does not arise under a contract that constitutes a hire, leasing, hire purchase or contract hire transaction.

(aa)	In respect of French Receivables, that it does not arise from a sub-contract (contrat de sous-traitance) under which the relevant debtor may prevail itself of a direct claim right (action directe) provided for under French law no. 75-1334 dated 31 December 1975 (as amended by laws no. 81-1 dated 2 January 1981 and no. 84.46 dated 24 January 1984).

(bb)	In respect of the Receivable, the location of the Debtor and its address for invoicing purposes (if different) are clearly identified in the books and records of the relevant Originator.

(cc)	A Receivable that is not an Excluded Receivable.

(dd)	An Italian Receivable is an Italian law governed monetary claims owned by the relevant Italian Originator originated by it in the course of its business activity and assignable to the Italian Intermediary pursuant to the law with Debtors made pursuant to the relevant Receivables Offers and the Receivables Acceptances under law No. 52 of 21st February 1991.

(ee)	A Receivable that is not affected by (i) the rights of the holder of billets à ordre, lettres de change or similar types of negotiable instruments issued in relation to such receivable or (ii) any retention of title (réserve de propriété) or retention right (droit de retention) for the benefit of a third party.

SCHEDULE 4

CONDITIONS PRECEDENT

PART 1

INITIAL CONDITION PRECEDENT

The following are the initial conditions precedent:

(a)	copies of a resolution of the Main SPV’s, the Shareholder’s and each Greif Transaction Party’s board of directors (except for the German Originators), and any other necessary corporate documents, approving the Transaction Documents to which it will become a party and the other documents to be delivered by it and the transactions contemplated hereunder;

(b)	a director’s certificate of each Originator certifying as to such Originator’s solvency;

(c)	copies of the constitutive documents of the Main SPV, the Shareholder and each Greif Transaction Party;

(d)	a certificate of the Main SPV, the Shareholder and each Greif Transaction Party certifying:

(i)	the names and signatures of the officers authorised on behalf of such party to execute the Transaction Documents to which it will become a party and any other documents to be delivered by it hereunder, on which certificate the Main SPV and the Funding Administrator may conclusively rely until such time as the Main SPV and the Funding Administrator shall receive from such party a revised certificate meeting the requirements of this paragraph; and

(ii)	the authenticity of the constitutive documents of such party.

(e)	legal opinions from:

(i)	legal counsel in the relevant jurisdictions to the Greif Transaction Parties in form and substance satisfactory to the Main SPV and the Funding Administrator regarding (i) due execution by, and corporate authority of each Greif Transaction Party, (ii) the validity and enforceability of the obligations of the Greif Transactions Parties under and in connection with the Transaction Documents to which they are expressed to be a party and (iii) the perfection of the sale and transfer of the Receivables Purchase Agreements (other than the Nieuw Amsterdam Receivables Purchase Agreement) and such other matters concerning such Greif Transaction Party as the Main SPV and/or the Funding Administrator may require; and

(ii)	legal counsel in the relevant jurisdictions to the Funding Administrator regarding (i) the due execution and corporate authority of Main SPV, (ii) the validity and enforceability of the obligations of Main SPV under and in connection with the relevant Transaction Documents to which Main SPV is expressed to be a party, (iii) the enforceability of the Main SPV Security Documents, and (iv) the sale of the Receivables;

(f)	a copy of the Servicing Agreement as executed;

(g)	a copy of the Nieuw Amsterdam Receivables Purchase Agreement, as executed;

(h)	a copy of the Receivables Purchase Agreements as executed;

(i)	a copy of the Subordinated Loan Agreement as executed;

(j)	a copy of the Administration Agreement as executed;

(k)	a copy of each Management Agreement as executed;

(l)	a copy of each Security Agreement as executed;

(m)	a copy of the Master Definitions Agreement as executed;

(n)	a copy of the Performance and Indemnity Agreement as executed;

(o)	a copy of the Liquidity Facility Agreement as executed;

(p)	evidence satisfactory to the Facility Agent that the Transaction Security has been or will be perfected in accordance with all applicable laws, including but not limited to any notice required to be provided under any Collection Account Pledge Agreement;

(q)	evidence satisfactory to the Facility Agent that any required UCC filing has been completed;

(r)	confirmation from each of the Rating Agencies that upon execution of the Nieuw Amsterdam Receivables Purchase Agreement, the Commercial Paper will maintain their then current rating; and

(s)	a copy of the Funding Cost Fee Letter as executed and evidence that the fees, costs and expenses then due from the Greif Transaction Parties pursuant thereto have been paid.

PART 2

CONTINUING CONDITIONS PRECEDENT

The Ongoing Conditions Precedent are:

(1)	no Termination Event has occurred;

(2)	all representations and warranties referred to in Article 20 of the Nieuw Amsterdam Receivables Purchase Agreement are true and correct;

(3)	no applicable law, order, judgement or decree or other Requirement of Law shall prohibit the purchase of the Purchased Receivables by the relevant Funding Purchaser;

(4)	in the case of an Investment, the making of such Investment is permitted pursuant to Clause 4 of the Nieuw Amsterdam Receivables Purchase Agreement and the Main SPV (or the Master Servicer on its behalf) has delivered an Investment Request, appropriately completed, within the time period required thereby;

(5)	all Reports have been delivered when due or within any applicable grace period (or any failure to deliver a Report when due has been waived in writing by the Funding Administrator);

(6)	in the case of an Investment, no Potential Termination Event has occurred;

(7)	all Fees required to be paid, have been paid when due;

(8)	after giving effect to any Investment and the use of the proceeds thereof, the Funding Tests have not been breached; and

(9)	any Subordinated Loan Advance required to be made under the Subordinated Loan Agreement has been made in full.